UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to Section 240.14a-12

HELIX ENERGY SOLUTIONS GROUP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 28, 2016

Dear Shareholder:

You are cordially invited to join us for our 2016 Annual Meeting of Shareholders to be held on Thursday, May 12, 2016 at 10:00 a.m. at Helix Energy Solutions Group, Inc.’s corporate office, 3505 West Sam Houston Parkway North, Suite 400, Houston, Texas 77043. Beginning at 9:30 a.m., employees and officers will be available to provide information about 2015 developments.

The materials following this letter include the formal Notice of Annual Meeting of Shareholders and the proxy statement. The proxy statement describes the business to be conducted at the meeting, including the election of three directors, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the 2016 fiscal year, and the approval on a non-binding advisory basis of the 2015 compensation of our named executive officers. At the meeting, we will also report on industry matters of current interest to our shareholders, and you will have an opportunity to meet with some of our directors and officers.

We have elected to furnish proxy materials to our shareholders on the Internet pursuant to rules adopted by the Securities and Exchange Commission. We believe that these rules enable us to provide you with the information you need, while making delivery more efficient, more cost effective and friendlier to the environment. In accordance with these rules, we have sent a Notice of Availability of Proxy Materials to each of our shareholders.

Whether you own a few or many shares of our stock, it is important that your shares be represented. Regardless of whether you plan to attend the Annual Meeting in person, please take a moment to vote your proxy over the Internet, by telephone, or if this statement was mailed to you, by completing and signing the enclosed proxy card and promptly returning it in the envelope provided. The Notice of Annual Meeting of Shareholders on the inside cover of this proxy statement includes instructions on how to vote your shares.

The officers and directors of Helix appreciate and encourage shareholder participation. We look forward to seeing you at the Annual Meeting.

Sincerely,

Owen Kratz

President and Chief Executive Officer

Important notice regarding the availability of proxy materials for the Annual Meeting of Shareholders to be held on May 12, 2016

The Helix Energy Solutions Group, Inc. 2016 Proxy Statement and Annual Report on Form 10-K

for the fiscal year ended December 31, 2015 are available electronically at

www.Helixesg.com/annualmeeting

HELIX ENERGY SOLUTIONS GROUP, INC.

NOTICE OF ANNUAL MEETING

OF SHAREHOLDERS

DATE:	Thursday, May 12, 2016

TIME:	10:00 a.m. Central Daylight Time (Houston Time)

PLACE:	Helix Energy Solutions Group, Inc.’s Corporate Office
3505 West Sam Houston Parkway North, Suite 400
Houston, Texas 77043

ITEMS OF BUSINESS:	1. To elect three Class I directors to serve a three-year term expiring at the Annual Meeting of Shareholders in 2019 or, if at a later date, until their successors are elected and qualified.
2. To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.
3. To approve, on a non-binding advisory basis, the 2015 compensation of our named executive officers.
4. To consider any other business that may properly be considered at the Annual Meeting or any adjournment thereof.

RECORD DATE:	You may vote at the Annual Meeting if you were a holder of record of our common stock at the close of business on March 14, 2016.

VOTING BY PROXY:	In order to avoid additional solicitation expense to us, please vote your proxy as soon as possible, even if you plan to attend the Annual Meeting. Shareholders of record can vote by one of the following methods:

1. CALL 866.883.3382 to vote by telephone any time up to 12:00 noon Central Daylight Time on May 11, 2016; OR
2. GO TO THE WEBSITE: www.proxypush.com/hlx to vote over the Internet any time up to 12:00 noon Central Daylight Time on May 11, 2016; OR

3.   IF PRINTED PROXY MATERIALS WERE MAILED TO YOU, MARK, SIGN, DATE AND RETURN your proxy card in the enclosed postage-paid envelope. If you are voting by telephone or the Internet, please do not mail your proxy card.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 12, 2016:	The proxy statement and 2015 Annual Report to Shareholders (including our Annual Report on Form 10-K) for the fiscal year ended December 31, 2015 are also available at www.Helixesg.com/annualmeeting.

By Order of the Board of Directors,

Alisa B. Johnson
Executive Vice President, General Counsel and Corporate Secretary
Houston, Texas March 28, 2016

YOUR VOTE IS IMPORTANT

(i)

HELIX ENERGY SOLUTIONS GROUP, INC.

3505 West Sam Houston Parkway North, Suite 400

Houston, Texas 77043

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 12, 2016

The Board of Directors of Helix Energy Solutions Group, Inc., a Minnesota corporation referred to herein as “Helix,” the “Company,” “we,” “us” or “our,” is soliciting your proxy to vote at the 2016 Annual Meeting of Shareholders (“Annual Meeting”) on Thursday, May 12, 2016. This proxy statement contains information about the items being voted on at the Annual Meeting and information about Helix. Please read it carefully.

The Annual Meeting will be held at Helix Energy Solutions Group, Inc.’s corporate office, 3505 West Sam Houston Parkway North, Suite 400, Houston, Texas 77043. The Board of Directors of Helix (the “Board”) has set March 14, 2016 as the record date for the Annual Meeting. There were 107,517,220 shares of Helix’s common stock outstanding on the record date.

If you attend the Annual Meeting, please note that you may be asked to present valid picture identification. Cameras, recording devices and other electronic devices may not be permitted at the meeting other than those operated by Helix or its designees.

As permitted by Securities and Exchange Commission (“SEC”) rules, we are making this proxy statement and our 2015 Annual Report available to our shareholders electronically via the Internet. On or about March 28, 2016, we intend to mail to our shareholders a Notice of Internet Availability of Proxy Materials (“Notice”). The Notice contains instructions on how to vote online, by telephone or, in the alternative, how to request a paper copy of the proxy materials and a proxy card. By providing the Notice and access to our proxy materials via the Internet, we are lowering the costs and reducing the environmental impact of the Annual Meeting.

GENERAL INFORMATION

1.	Why am I receiving these materials?

We are providing these proxy materials to you in connection with our Annual Meeting, to be held on Thursday, May 12, 2016 at 10:00 a.m. at Helix’s corporate office, 3505 West Sam Houston Parkway North, Suite 400, Houston, Texas 77043, and all

reconvened meetings after adjournments thereof. As a shareholder of Helix, you are invited to attend the Annual Meeting and are entitled and requested to vote on the proposals described in this proxy statement.

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GENERAL INFORMATION

2.	What proposals will be voted on at the Annual Meeting?

Three matters are currently scheduled to be voted on at the Annual Meeting.

1.	First is the election of three Class I directors to our Board, to serve a three-year term expiring at the Annual Meeting of Shareholders in 2019 or, if at a later date, until their successors are elected and qualified.

2.	Second is the ratification of the selection by our Audit Committee of the Board of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016 (subject to the ongoing discretionary authority of the Audit Committee to direct the appointment of a new independent registered public accounting firm should the Audit
Committee believe such is in the best interest of Helix and its shareholders).

3.	Third is the approval, on a non-binding advisory basis, of the 2015 compensation of our named executive officers.

Although we do not expect any other items of business, we will also consider other business that properly comes before the Annual Meeting in accordance with Minnesota law and our By-laws. The Chair of the Annual Meeting may refuse to allow the presentation of a proposal or a nomination for the Board from the floor of the Annual Meeting if the proposal or nomination was not properly submitted.

3.	Who may vote at the Annual Meeting?

The Board has set March 14, 2016 as the record date for the Annual Meeting. Owners of Helix common stock whose shares are recorded directly in their name in our stock register (shareholders of record) at the close of business on March 14, 2016 may vote their shares on the matters to be acted upon at the Annual Meeting. Shareholders who, as of March 14, 2016, hold shares of our common stock in “street name,” that is, through an account with a broker, bank or other nominee, may direct the holder of record how to vote their shares at the Annual Meeting by following the instructions they will receive from the holder of record for this purpose. You are entitled to one vote for each share of common stock you held on the record date on each of the matters presented at the Annual Meeting.

4.	How does the Board recommend that I vote and what are the voting standards?

Voting Item	Our Board’s Voting Recommendations	Voting Standard to Approve Proposal (assuming a quorum is present)	Treatment of:
			Abstentions	Broker Non-Votes

1. Election of Directors	“FOR” each nominee	Plurality Voting Standard: The three nominees receiving the greatest number of votes cast	“Withhold authority” or abstentions not counted as votes cast and as such have no effect(a)	Not counted as votes cast and as such have no effect; brokers may not vote on this proposal absent instructions
2. Ratification of Public Accounting Firm	“FOR”	Majority of Votes Cast: Votes that shareholders cast “for” must exceed the votes that shareholders cast “against”	Counted as votes “against”	Not counted as votes cast and as such have no effect; brokers may vote without restriction on this proposal
3. Advisory Approval of the 2015 Compensation for Named Executive Officers(b)	“FOR”	Majority of Votes Cast: Votes that shareholders cast “for” must exceed the votes that shareholders cast “against”	Counted as votes “against”	Not counted as votes cast and as such have no effect; brokers may not vote on this proposal absent instructions

(a)	If any nominee receives a greater number of “withhold authority” votes than votes “for” his election, then that nominee is to promptly tender his resignation, which the Board, upon the recommendation of the Corporate Governance and Nominating Committee, will decide to accept or decline.

(b)	Because this shareholder vote is advisory, the vote will not be binding on the Board or Helix. The Compensation Committee, however, will review the voting results and take them into consideration when making future compensation decisions for our executive officers.

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5.	If I received a notice in the mail regarding Internet availability of the proxy materials instead of a paper copy of the proxy materials, why was that the case?

We are using the “notice and access” process permitted by the SEC to distribute proxy materials to certain shareholders. This process allows us to post proxy materials on a designated website and notify shareholders of the availability of the proxy materials on that website. As such, we are furnishing to most of our shareholders proxy materials, including this proxy statement and our 2015 Annual Report to Shareholders, by providing access to those documents on the Internet instead of mailing paper copies. The Notice, which is being mailed to most of our shareholders, describes how to access and review all of the proxy materials on the Internet. The Notice also describes how to vote via the Internet. If you would like to receive a paper copy by mail or an electronic copy by e-mail of our proxy materials, you should follow the instructions in the Notice for requesting those materials. Your accessing your proxy material on the Internet and your request to receive future proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the impact on the environment.

6.	Can I vote my shares by filling out and returning the Notice of Internet Availability of Proxy Materials?

No. The Notice identifies the matters to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it.

7.	How do I vote my shares and obtain directions to the Annual Meeting?

If you are a shareholder of record, you may either vote your shares in person at the Annual Meeting or designate another person to vote the shares you own. That other person is called a “proxy,” and you may vote your shares by means of a proxy using one of the following methods of voting:

•	by telephone,

•	electronically using the Internet, or

•	if this proxy statement was mailed to you, by marking, signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope.

The instructions for these three methods of voting your shares are set forth on the Notice (which immediately follows the Table of Contents) and also on the proxy card. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted as recommended by our Board. The giving of a proxy does not affect your right to vote in person if you attend the Annual Meeting.

Directions to the Annual Meeting can be obtained at www.Helixesg.com/annualmeeting or by calling 888.345.2347.

8.	Am I a shareholder of record?

Shareholder of Record. If your shares are registered directly in your name with our transfer agent, Wells Fargo Bank, N.A., Shareowner Services (“Wells Fargo”), you are considered a shareholder of record with respect to those shares and the Notice is being sent directly to you by Wells Fargo. As a shareholder of record, you may vote in person at the Annual Meeting or vote by proxy. To vote your shares at the Annual Meeting you should bring proof of identification. Whether or not you plan to attend the Annual Meeting, we urge you to vote via the Internet, by telephone, or by completing, signing, dating and returning the proxy card.

Beneficial Owner. If however, like most shareholders of Helix, you hold your shares in “street name” through a broker, bank or other nominee rather than directly in your own name, you are considered the beneficial owner of those shares, and the Notice is being forwarded to you by your broker, bank or other nominee as the record holder. If you are a beneficial owner, you may appoint proxies and vote as provided by that broker, bank or other nominee. The availability of telephone or Internet voting will depend upon the voting process of your broker, bank or other nominee. You should follow the voting directions provided by your broker, bank or other nominee. If you provide specific voting instructions in accordance with the directions provided by your broker, bank or other nominee, your shares will be voted by that party as you have directed. The organization that holds your shares, however, is considered to be the shareholder of record for purposes of voting at the Annual Meeting.

Accordingly, you may vote shares held in “street name” at the Annual Meeting only if you (a) obtain a signed “legal proxy” from the record holder (broker, bank or other nominee) giving you the right to vote the shares and (b) provide an account statement or letter from the record holder showing that you were the beneficial owner of the shares on the record date. If your shares are not registered in your name and you plan to attend the Annual

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GENERAL INFORMATION

Meeting and vote your shares in person, you should contact your broker, bank or other nominee in whose name your shares are registered to obtain a proxy executed in your favor and bring it to the Annual Meeting.

9.	May I change my vote?

Yes, if you are a shareholder of record, you may change your vote and revoke your proxy by:

•	sending a written statement to that effect to the Corporate Secretary of Helix,

•	submitting a properly signed proxy card with a later date, or

•	voting in person at the Annual Meeting.

If you hold shares in “street name,” you must follow the procedures required by the holder of record – your broker, bank or other nominee – to revoke or change a proxy. You should contact the shareholder of record directly for more information on these procedures.

10.	What is a quorum?

A majority of Helix’s outstanding common shares as of the record date must be present at the Annual Meeting in order to hold the meeting and conduct business. This is called a quorum. Shares are counted as present at the Annual Meeting if a shareholder:

•	is present in person at the Annual Meeting, or

•	has properly submitted a proxy (either by written proxy card or by voting on the Internet or by telephone).

Proxies received but marked as abstentions or withholding authority, if any, and broker non-votes, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes.

11.	What are broker non-votes and abstentions?

If you are the beneficial owner of shares held in “street name,” then the broker, bank or other nominee, as shareholder of record, is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, bank or other nominee, then it will have discretion to vote the shares with respect to “routine” matters, such as the ratification of the selection of an independent registered public accounting firm, but will not be permitted to vote with respect to “non-routine” matters, such as the election of directors and the approval, on a non-binding advisory basis, of the 2015 compensation of our named executive officers.

Accordingly, if you do not instruct your broker, bank or other nominee on how to vote your shares with respect to these non-routine matters, your shares will be broker non-votes with respect to those proposals.

An abstention is a decision by a shareholder to take a neutral position on a proposal being submitted to shareholders at a meeting. Taking a neutral position through an abstention is considered a vote cast on a proposal being submitted at a meeting as described in the response to question 4 above.

12.	How many shares can vote?

On the record date, there were 107,517,220 shares of Helix common stock outstanding and entitled to vote at the Annual Meeting, and held by approximately 14,500 beneficial owners.

These shares are the only securities entitled to vote at the Annual Meeting. Each holder of a share of common stock is entitled to one vote for each share held.

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GENERAL INFORMATION

13.	What happens if additional matters are presented at the Annual Meeting?

Other than the election of three Class I directors, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the 2016 fiscal year and an advisory, non-binding approval of the 2015 compensation of our named executive officers, we are not aware of any other business to be acted upon at the Annual Meeting.

If you grant a proxy, other than the proxy held by the shareholder of record if you are the beneficial owner and hold your shares in “street name,” the persons named as proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting in accordance with Minnesota law and our By-laws.

14.	What if I don’t give specific voting instructions?

Shareholders of Record. If you are the shareholder of record and you return a signed proxy card but do not indicate how you wish to vote, then your shares will be voted in accordance with the recommendations of our Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at the Annual Meeting. If you indicate a choice with respect to any matter to be acted upon on your proxy card, the shares will be voted in accordance with your instructions.

Beneficial Owners. If you are a beneficial owner and hold your shares in “street name” and do not provide your broker, bank or other nominee with voting instructions, your broker, bank or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under applicable rules, brokers, bankers and other nominees have the discretion to vote on “routine” matters, such as the ratification of the selection of an independent registered public accounting firm, but do not have discretion to vote on “non-routine” matters, such as the election of directors and the approval, on a non-binding advisory basis, of the 2015 compensation of our named executive officers.

Your vote is especially important. If your shares are held by a broker, bank or other nominee, your broker, bank or other nominee cannot vote your shares for the election of directors and the approval, on a non-binding advisory basis, of the 2015 compensation of our named executive officers unless you provide voting instructions. Therefore, please promptly instruct your broker, bank or other nominee regarding how to vote your shares regarding these matters.

15.	Is my vote confidential?

Proxy cards, proxies delivered by Internet or telephone, ballots and voting tabulations that identify individual shareholders are mailed or returned directly to Wells Fargo as the independent inspector of election and handled in a manner that protects your voting privacy. As the independent inspector of election, Wells Fargo will count the votes.

16.	May shareholders ask questions at the Annual Meeting?

Yes. During the Annual Meeting shareholders may ask questions or make remarks directly related to the matters being voted on. To ensure an orderly meeting, we ask that shareholders direct questions and comments to the Chairman. In order to provide this opportunity to every shareholder who wishes to speak, the Chairman may limit each shareholder’s remarks to two minutes. In addition, beginning at 9:30 a.m., our employees and officers will be available to provide information about 2015 developments and to answer questions of more general interest regarding Helix.

17.	What does it mean if I receive more than one proxy card?

It means you hold shares registered in more than one account. To ensure that all your shares are voted, please follow the instructions and vote the shares represented by each proxy card. To avoid this situation in the future, we encourage you to have all accounts registered in the same name and address whenever possible. For shares held directly by you, you can do this by contacting our transfer agent, Wells Fargo, at 800.468.9716.

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GENERAL INFORMATION

18.	Who will count the votes?

We have hired a third party, Wells Fargo, to judge the voting, be responsible for determining whether or not a quorum is present, and tabulate votes cast by proxy or in person at the Annual Meeting.

19.	Who will bear the cost for soliciting votes for the Annual Meeting?

We will bear all expenses in conjunction with the solicitation of proxies, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to beneficial owners. However, we will not bear any costs related to an individual shareholder’s use of the Internet or telephone to cast their vote. Proxies may be solicited by mail, in person, by telephone or by facsimile by certain of our officers, directors and regular employees, without extra compensation.

20.	How do I find out the results of the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting and posted on our website under Investor Relations at www.Helixesg.com. The final voting results will be reported in a Current Report on Form 8-K filed in accordance with SEC rules.

21.	Who should I call with other questions?

If you have additional questions about this proxy statement or the Annual Meeting, or would like additional copies of this proxy statement or our 2015 Annual Report to Shareholders (including our Annual Report on

Form 10-K), please contact the Corporate Secretary, Helix Energy Solutions Group, Inc., 3505 West Sam Houston Parkway North, Suite 400, Houston, Texas 77043, telephone: 281.618.0400.

22.	How may I communicate with Helix’s Board of Directors?

Shareholders may send communications in care of the Corporate Secretary, Helix Energy Solutions Group, Inc., 3505 West Sam Houston Parkway North, Suite 400, Houston, Texas 77043.

Please indicate whether your message is for our Board as a whole, or a particular group or committee of directors, or an individual director.

23.	When are shareholder proposals for the 2017 Annual Meeting of Shareholders due?

All shareholder proposals must be submitted in writing to the Corporate Secretary, Helix Energy Solutions Group, Inc., 3505 West Sam Houston Parkway North, Suite 400, Houston, Texas 77043. Any shareholder who intends to present a proposal at the 2017 Annual Meeting of Shareholders must deliver the proposal to us so that it is received no later than November 28, 2016, to have the proposal included in our proxy materials for that meeting. Shareholder proposals must also meet other requirements of the Securities Exchange Act of 1934, as amended (“Exchange Act”), to be eligible for inclusion.

In addition, our By-laws permit shareholders to propose business to be considered and to nominate directors for election by the shareholders. To propose business or to nominate a director at the 2017 Annual Meeting of Shareholders, shareholders must deliver a notice to Helix’s Corporate Secretary prior to February 11, 2017, setting forth the name of the nominee and all information required to be disclosed in solicitations of proxies or otherwise required pursuant to Regulation 14A under the Exchange Act together with such person’s written consent to serve as a director if elected.

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PROPOSAL 1: ELECTION OF DIRECTORS

Three directors are to be elected at the Annual Meeting. The Board has proposed three nominees, Owen Kratz, John V. Lovoi and Jan Rask, to stand for election as Class I directors to the Board to serve a three-year term until the Annual Meeting of Shareholders in 2019 or, if at a later date, until their successors are elected and qualified. Messrs. Kratz, Lovoi and Rask are currently serving as Class I directors.

The nominees have agreed to be named in this proxy statement and have indicated a willingness to continue to serve if elected. The Corporate Governance and Nominating Committee of the Board has determined that each of the nominees qualifies for election under its criteria for the evaluation of directors and has nominated the candidates for election. If a nominee becomes unable to serve before the election, the shares represented by proxies may be voted for a substitute designated by the Board, unless a contrary instruction is indicated on the proxy card. The Board has no reason to believe that any of the nominees will become unable to serve. The Board has affirmatively determined that Messrs. Lovoi and Rask qualify as “independent” as that term is defined under NYSE Rule 303A and applicable rules promulgated by the SEC.

Unless otherwise instructed, the persons named as proxies will vote all proxies received FOR the election of each person named as nominee below as a Class I director for a term of three years, until the Annual Meeting of Shareholders in 2019 or, if at a later date, until his respective successor is elected and qualified. There is no cumulative voting in the election of directors and the Class I directors will be elected by a plurality of the votes cast at the Annual Meeting.

In the section below, we provide the name and biographical information about each of the Class I director nominees and each other member of the Board. Age and other information in the director’s biographical information are as of March 14, 2016. Information about the number of shares of our common stock beneficially owned by each director as of March 14, 2016 appears below under the heading “Share Ownership Information – Management Shareholdings” on page 50.

There are no family relationships among any of our directors, nominees for director or executive officers.

Board of Directors Recommendation

The Board recommends that you vote “FOR” the nominees to the Board of Directors set forth in this Proposal 1.

Vote Required

Election of each director requires the affirmative vote of a plurality of the shares of common stock present or represented and entitled to vote at the Annual Meeting. This means the three nominees receiving the greatest number of votes cast by the holders of our common stock entitled to vote on the matter will be elected as directors.

Under the Corporate Governance Guidelines for the Board, any of the nominees for director who receives a greater number of “withhold authority” than votes “for” his or her election is required to promptly tender his or her resignation. That resignation is to be considered by the Corporate Governance and Nominating Committee, which is to make its recommendation to the full Board. The Board is to act upon the committee’s recommendation within 90 days of the shareholder vote, and the Board’s decision (and if the Board should decline to accept the resignation, the reasons therefor) will be disclosed in a Current Report on Form 8-K.

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PROPOSAL 1: ELECTION OF DIRECTORS

Information about Nominees for Class I Directors:

Owen Kratz	Director since 1990
Chairman of the Board, President and Chief Executive Officer	age 61
Helix Energy Solutions Group, Inc.

Mr. Kratz is President and Chief Executive Officer of Helix. He was named Executive Chairman in October of 2006 and served in that capacity until February of 2008 when he resumed the position of President and Chief Executive Officer. He was appointed Chairman in May of 1998 and served as Helix’s Chief Executive Officer from April of 1997 until October of 2006. Mr. Kratz served as President from 1993 until February of 1999, and has served as a Director since 1990. He served as Chief Operating Officer from 1990 through 1997. Mr. Kratz joined Cal Dive International, Inc. (now known as Helix) in 1984 and held various offshore positions, including saturation diving supervisor, and management responsibility for client relations, marketing and estimating. From 1982 to 1983, Mr. Kratz was the owner of an independent marine construction company operating in the Bay of Campeche. Prior to 1982, he was a superintendent for Santa Fe and various international diving companies, and a diver in the North Sea. From February of 2006 to December of 2011, Mr. Kratz was a member of the Board of Directors of Cal Dive International, Inc., a publicly traded company, which was formerly a subsidiary of Helix. Mr. Kratz has a Bachelor of Science degree from State University of New York (SUNY).

John V. Lovoi	Director since 2003
Managing Partner	age 55
JVL Partners

Mr. Lovoi has served as a director since February of 2003. He is a founder and Managing Partner of JVL Partners, a private oil and gas investment partnership. Mr. Lovoi served as head of Morgan Stanley’s global oil and gas investment banking practice from 2000 to 2002 and was a leading oilfield services and equipment research analyst for Morgan Stanley from 1995 to 2000. Prior to joining Morgan Stanley in 1995, he spent two years as a senior financial executive at Baker Hughes and four years as an energy investment banker with Credit Suisse First Boston. Mr. Lovoi also serves as Chairman of the Board of Directors of Dril-Quip, Inc., a provider of offshore drilling and production equipment to the global oil and gas business, and as Chairman of Epsilon Energy Ltd., an exploration and production company focused in the Marcellus shale play in the Northeast United States. Mr. Lovoi graduated from Texas A&M University with a Bachelor of Science degree in chemical engineering and received an M.B.A. from the University of Texas. As a result of these professional experiences, Mr. Lovoi possesses particular financial knowledge and experience in financial matters including capital market transactions, strategic financial planning (including risk assessment), and analysis that strengthen the Board’s collective qualifications, skills and experience.

Jan Rask	Director since 2012
Independent Investor	age 60

Mr. Rask has served as a director since August of 2012. He has been an independent investor since July of 2007. Mr. Rask was President, Chief Executive Officer and Director of TODCO from July of 2002 to July of 2007. Mr. Rask was Managing Director, Acquisitions and Special Projects, of Pride International, Inc., a contract drilling company, from September of 2001 to July of 2002. From July of 1996, Mr. Rask was President, Chief Executive Officer and a director of Marine Drilling Companies, Inc., a contract drilling company, until the acquisition of Marine Drilling Companies, Inc. by Pride International, Inc. Mr. Rask served as President and Chief Executive Officer of Arethusa (Off-Shore) Limited from May of 1993 until the acquisition of Arethusa (Off-Shore) Limited by Diamond Offshore Drilling, Inc. in May of 1996. Mr. Rask joined Arethusa Offshore, (ASE) Limited’s principal operating subsidiary in 1990 as its President and Chief Executive Officer. Mr. Rask holds a Bachelor of Economics and Business Administration from the Stockholm School of Economics and Business Administration. Mr. Rask has worked in the shipping and offshore industry for approximately 30 years and has held a number of positions of progressive responsibility in finance, chartering and operations. Mr. Rask possesses particular knowledge and experience in the offshore oil and gas contract drilling industry. Mr. Rask also has extensive knowledge in international operations, leadership of complex organizations and other aspects of operating a major corporation that strengthen the Board’s collective qualifications, skills and experience.

8    HELIX ENERGY SOLUTIONS GROUP, INC.  |  2016 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS

Information about Continuing Directors

Class III Directors Term Expiring in 2017:

Nancy K. Quinn	Director since 2009
Independent Energy Consultant	age 62

Ms. Quinn has served as a director since February of 2009. Ms. Quinn has been an independent energy consultant since July of 1996 and resides in Key Biscayne, Florida. Ms. Quinn provides senior financial and strategic advice, primarily to clients in the energy and natural resources industries. Ms. Quinn has worked in the financial industry for over 30 years, specializing in financial restructuring, strategic advice, and mergers and acquisitions for a broad range of energy and natural resource companies. Ms. Quinn gained extensive experience in independent exploration and production, as well as in diversified natural gas and oilfield service sectors, while holding leadership positions at such firms as PaineWebber Incorporated and Kidder, Peabody & Co. Incorporated, as well as energy industry private equity investment and mergers and acquisitions experience in a senior advisory role with Beacon Group. Ms. Quinn currently serves as a director and chair of the audit committee of Atmos Energy Corporation, a natural gas distribution, intrastate pipeline and marketing company. Ms. Quinn served as a director and chair of the audit committee of Endeavour International Corporation, an international oil and gas exploration and production company until November of 2015. Ms. Quinn was also previously a member of the boards of Louis Dreyfus Natural Gas and Deep Tech International. Ms. Quinn graduated with a Bachelor of Fine Arts degree from Louisiana State University and an M.B.A. from the University of Arkansas. As a result of her professional experiences, Ms. Quinn possesses particular knowledge and experience in accounting and finance, including experience with capital market transactions and investments. Ms. Quinn also possesses knowledge in strategic planning and capital markets, as well as corporate governance experience as a board leader in several public companies that strengthen the Board’s collective qualifications, skills and experience.

William L. Transier	Director since 2000
Energy Executive	age 61
Mr. Transier has served as a director since October of 2000. He became Lead Independent Director in March of 2016. He is Chief Executive Officer of Transier Advisors, LLC, an independent advisory firm providing services to energy companies facing stressed operational situations, turnaround, restructuring or in need of interim executive leadership. He was co-founder of Endeavour International Corporation, an international oil and gas exploration and production company. He served as non-executive Chairman of the Board of Directors from December of 2014 until November of 2015. He served until December of 2014 as Chairman, Chief Executive Officer and President of Endeavour and as its Co-Chief Executive Officer from its formation in February of 2004 through September of 2006. On October 10, 2014, Endeavour filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. The Chapter 11 case was dismissed in November of 2015 by virtue of a structured settlement agreement. Mr. Transier served as Executive Vice President and Chief Financial Officer of Ocean Energy, Inc. from March of 1999 to April of 2003, when Ocean Energy merged with Devon Energy Corporation. From September of 1998 to March of 1999, Mr. Transier served as Executive Vice President and Chief Financial Officer of Seagull Energy Corporation when Seagull Energy merged with Ocean Energy. From May of 1996 to September of 1998, he served as Senior Vice President and Chief Financial Officer of Seagull Energy Corporation. Prior thereto, Mr. Transier served in various roles including partner in the audit department and head of the Global Energy practice of KPMG LLP from June of 1986 to April of 1996. Since August of 2014 Mr. Transier has been a member of the Board of Directors of Paragon Offshore plc. From December of 2006 to December of 2012, Mr. Transier was a member of the Board of Directors of Cal Dive International, Inc., a publicly traded company that was formerly a subsidiary of Helix. He served as Lead Director of Cal Dive from May of 2009 until December of 2012. Until June of 2009, Mr. Transier was a member of the Board of Directors of Reliant Energy, Inc. Mr. Transier graduated from the University of Texas with a B.B.A. in accounting and has an M.B.A. from Regis University. As a result of his professional experiences, Mr. Transier possesses particular knowledge and experience in accounting and disclosure compliance including accounting rules and regulations. Mr. Transier also has extensive knowledge of international operations, the oil and gas industry, leadership of complex organizations and other aspects of operating a major corporation that strengthen the Board’s collective qualifications, skills and experience.

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PROPOSAL 1: ELECTION OF DIRECTORS

Class II Directors Term Expiring in 2018:

T. William Porter	Director since 2004
Chairman Emeritus	age 74
Porter Hedges, L.L.P.

Mr. Porter has served as a director since March of 2004. He is the Chairman Emeritus and a retired partner of Porter Hedges, L.L.P., a Houston law firm formed in 1981. He was a founding partner of that firm, and for the 10 years prior to his retirement at the end of 2009, he also served as Chairman of Porter Hedges. Mr. Porter was a director of Copano Energy, L.L.C. from November of 2004 until its sale to Kinder Morgan Energy Partners, L.P. in May of 2013. Mr. Porter graduated with a B.B.A. in finance from Southern Methodist University in 1963 and received his law degree from Duke University in 1966. As a result of his professional experiences, Mr. Porter possesses particular knowledge and expertise in legal and regulatory matters including public reporting requirements, corporate governance and regulatory matters, and other aspects of the operation and administration of business entities that strengthen the Board’s collective qualifications, skills and experience.

Anthony Tripodo	Director since 2015
Executive Vice President and Chief Financial Officer	age 63
Helix Energy Solutions Group, Inc.

Anthony Tripodo was elected as Executive Vice President and Chief Financial Officer of Helix on June 25, 2008. Mr. Tripodo oversees the finance, treasury, accounting, tax, information technology and corporate planning functions. Mr. Tripodo was a director of Helix from February of 2003 until June of 2008. Prior to joining Helix, Mr. Tripodo was the Executive Vice President and Chief Financial Officer of Tesco Corporation. From 2003 through the end of 2006, he was a Managing Director of Arch Creek Advisors LLC, a Houston based investment banking firm. From 1997 to 2003, Mr. Tripodo was Executive Vice President of Veritas DGC, Inc., an international oilfield service company specializing in geophysical services, including serving as Executive Vice President, Chief Financial Officer and Treasurer of Veritas from 1997 to 2001. Previously, Mr. Tripodo served 16 years in various executive capacities with Baker Hughes, including serving as Chief Financial Officer of both the Baker Performance Chemicals and Baker Oil Tools divisions. Mr. Tripodo also has served as a director of three publicly traded companies in the oilfield services industry in addition to his prior service as a director of Helix. He graduated Summa Cum Laude with a Bachelor of Arts degree from St. Thomas University (Miami). As a result of his professional experience, Mr. Tripodo possesses industry and company-specific knowledge, financial and capital markets acumen, experience on other corporate boards, and leadership and operational experience in the context of an international publicly traded organization.

James A. Watt	Director since 2006
Chief Executive Officer and President	age 66
Warren Resources, Inc.

Mr. Watt has served as a director since July of 2006. Since November of 2015, Mr. Watt has been President, Chief Executive Officer and a director of Warren Resources, Inc., a domestic onshore oil and gas exploration and development company. Mr. Watt was Chief Executive Officer, President and a director of Dune Energy, Inc., an oil and gas exploration and development company from April of 2007 until September of 2015. In 2015, Dune Energy filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Western District of Texas. As part of the proceeding, Dune Energy sold substantially all of its assets and distributed its remaining assets to a liquidating trust. Mr. Watt served as Chairman and Chief Executive Officer of Maverick Oil and Gas, Inc., an independent oil and gas exploration and production company from August of 2006 until March of 2007. He was the Chief Executive Officer of Remington Oil and Gas Corporation from February of 1998 and the Chairman of Remington from May of 2003, until Helix acquired Remington in July of 2006. Mr. Watt also served on Remington’s Board of Directors from September of 1997 to July of 2006. Mr. Watt served as a director of Pacific Energy Resources, Ltd. from May of 2006 until January of 2010. Mr. Watt has served on the board of Bonanza Creek Energy, Inc. since August of 2012. He graduated from Rensselaer Polytechnic Institute with a Bachelor of Science in physics. As a result of his professional experiences, Mr. Watt possesses particular knowledge and experience in oil and gas exploration and production and the risks and volatile economic conditions inherent in that industry. Mr. Watt also possesses knowledge in the leadership of complex organizations and other areas related to the operation of a major corporation that strengthen the Board’s collective qualifications, skills and experience.

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CORPORATE GOVERNANCE

Composition of the Board

Our Board currently consists of eight members and, in accordance with our By-laws, is divided into three classes of similar size. The members of each class are elected to serve a three-year term with the term of office of each class ending in successive years. The Class I, II and III directors are currently serving until the later of the Annual Meeting in 2016, 2018 and 2017, respectively, and their respective successors being elected and qualified. There are currently three directors each in Class I and Class II and two directors in Class III.

Role of the Board

The Board has established guidelines that it follows in matters of corporate governance. A complete copy of the Corporate Governance Guidelines is available on our website, which is located at www.Helixesg.com, under Investor Relations, by clicking Governance. According to the guidelines, the Board is vested with all powers necessary for the management and administration of

Helix’s business operations. Although not responsible for our day-to-day operations, the Board has the responsibility to oversee management, provide strategic direction, provide counsel to management regarding the business of Helix, and to be informed, investigate and act as necessary to promote our business objectives.

Board of Directors Independence and Determinations

The Board has affirmatively determined that Messrs. Lovoi, Porter, Rask, Transier and Watt, and Ms. Quinn qualify as “independent” as that term is defined under NYSE Rule 303A and applicable rules under the Exchange Act. In making this determination, the Board has concluded that none of these directors has a relationship with Helix that, in the opinion of the Board, is material and would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The current non-independent management directors are Mr. Kratz, our President and Chief Executive Officer, and Mr. Tripodo, our Executive Vice President and Chief Financial Officer. Accordingly, a majority of the members of our Board are independent, as required by NYSE Rule 303A. This independence determination is analyzed annually to promote arms-length oversight. In making the determination regarding independence the Board reviewed the NYSE Rule 303A criteria for independence in advance of the first meeting of the Board in 2016. In connection with its determination, the Board gathered information with respect to each Board member individually regarding potential transactions and relationships between Helix and its directors, including the existence of certain ongoing transactions entered into between Helix and other entities of which our directors serve as officers or directors. Each director also completed a questionnaire, which included questions about his or her relationship with Helix. None of these transactions were deemed to affect the independence of the applicable director, nor did they exceed the thresholds established by NYSE rules.

Selection of Director Candidates

The Board is responsible for selecting candidates for Board membership and for establishing the criteria to be used in identifying potential candidates. The Board delegates the screening and nomination process to the Corporate Governance and Nominating Committee.

For more information on the director nomination process, including the current selection criteria, see “Corporate Governance and Nominating Committee” starting on page 16.

Board of Directors Qualification, Skills and Experience

We are an international offshore energy services company that provides specialty services to the offshore energy industry, with a focus on well intervention and robotics operations. We believe our Board should be composed of individuals with sophistication and experience in the substantive areas that impact our business. We believe experience, qualifications, or skills in one or more of the following areas to be most important: offshore oilfield services, oil and gas exploration and production, international operations, accounting and finance, strategic planning, investor relations, legal/regulatory matters, leadership and administration of complex organizations, corporate governance and other areas related to the operation of a major international corporation (whether

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social, cultural, industrial or operational). We believe that all of our current Board members possess the professional and personal qualifications necessary for Board service, and have the described noteworthy attributes in their biographies under “Election of Directors” on pages 8-10.

Board Leadership Structure – Lead Independent Director

The Board periodically reviews its leadership structure, and continues to be of the view that the individual with the most extensive knowledge of Helix and the industry, and who is ultimately responsible for Helix’s day-to-day operations and executing our financial objectives, our CEO, is best positioned to serve as chairman of the Board, taking a key role in setting agendas for the Board in terms of the most significant business issues and risks that affect Helix from time to time. However, after thoughtful consideration, the Board is of the belief that together with our CEO serving as chairman, the election of a lead independent director would promote the appropriate amount of independent judgment and risk oversight by the Board. We believe that this structure, combined with strong committee chairs and our other governance practices, provides a healthy balance of strong leadership and active participation by our independent board members, and facilitates communications between the Board, its committees, and management.

On March 9, 2016, our Board adopted its Lead Director Charter, whereby in circumstances in which the chairman of the Board is not independent, the independent directors shall, after considering the recommendation of the Corporate Governance and Nominating Committee, annually elect from among their number a Lead Independent Director. The Lead Independent Director is elected annually, but is generally expected to serve for more than one year. Mr. Transier was elected on March 9, 2016 to serve as Lead Independent Director.

The Lead Independent Director is charged with generally coordinating the activities of the other independent board members and performing such other duties and responsibilities as determined from time to time by the independent directors. The specific responsibilities of the Lead Independent Director set forth in the Lead Director Charter are as follows:

•	Presides at all meetings of the Board at which the chairman is not present, including executive sessions of the independent directors;

•	Schedules an executive session of the independent directors at least one time per year;
•	Serves as liaison between the independent directors and the chairman, including promptly communicating to the chairman messages and directives approved in executive sessions;

•	In an executive session each year, facilitates the discussion of the independent directors to evaluate the performance of the CEO;

•	Collaborates with the Compensation Committee and the Board on the annual performance evaluation of the CEO;

•	Communicates the content and results of that evaluation to the CEO;

•	Advises management on and approves information sent to the Board, including the quality, quantity and timeliness of that information;

•	Advises management on and approves agendas for meetings of the Board;

•	Facilitates the Board’s approval of the number and frequency of meetings of the Board;

•	Approves schedules for meetings of the Board to assure that there is sufficient time for discussion of all agenda items;

•	Collaborates with management in the formulation and periodic updating of Helix’s strategic plan for presentation to the Board for consideration and adoption;

•	Collaborates with the CEO and executive management in establishing and enforcing risk mitigation criteria for capital expenditures and ongoing operations;

•	Collaborates with the CEO and executive management in formulating and implementing a robust management succession plan;

•	Authorizes the retention of outside advisors and consultants who report directly to the Board on board-wide issues; and

•	If requested by shareholders and in coordination with the executive management, ensures that he or she is available, when appropriate, for consultation and direct communication.

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Communications with the Board

Pursuant to the terms of our Corporate Governance Guidelines adopted by the Board, any shareholder wishing to send written communications to any one or more of Helix’s directors may do so by sending them in care of our Corporate Secretary at Helix’s corporate office. All such communications will be forwarded to the intended recipient(s). All such communications should indicate whether they contain a message for the Board as a whole, or a particular group or committee of directors, or an individual director.

Code of Business Conduct and Ethics

In addition to the Corporate Governance Guidelines, in 2003 we adopted a written Code of Business Conduct and Ethics that applies to all of our directors, officers and employees, including our executive officers. At that time we also established a Code of Ethics for Chief Executive and Senior Financial Officers, which is applicable to our Chief Executive Officer, Chief Financial Officer, Vice President – Finance and Accounting and Vice President – Internal Audit. We have posted a current copy of both codes on our website, which is located at www.Helixesg.com, under Investor Relations, then by clicking Governance. In addition, we intend to post on our website all disclosures that are required by law or NYSE listing standards concerning any amendments to, or waivers of, any provision of the Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics, the Code of Ethics for Chief Executive and Senior Financial Officers and the Corporate Governance Guidelines are available free of charge in print upon request sent to the Corporate Secretary at Helix Energy Solutions Group, Inc., 3505 West Sam Houston Parkway North, Suite 400, Houston, Texas 77043.

Attendance at the Annual Meeting

The members of our Board hold a regular meeting immediately preceding and/or immediately after each year’s Annual Meeting of Shareholders. Therefore, members of our Board generally attend Helix’s Annual Meetings of Shareholders.

The Board encourages its members to attend the Annual Meeting, but does not have a written policy regarding attendance at the meeting. All members of the Board attended the 2015 Annual Meeting of Shareholders.

Directors’ Continuing Education

The Board encourages all members to attend director education programs if they believe attendance will enable them to perform better and to recognize and effectively deal with issues as they arise. In addition, from time to time Helix will present programs regarding topical matters to the Board.

Risk Oversight

The Board has overall responsibility for risk oversight with a focus on the most significant risks facing Helix. Our management identifies and prioritizes risks associated with our business, which are discussed at Board and/or committee meetings as appropriate. The Board focuses on our general risk management strategy and the most significant risks to Helix, and ensures that appropriate risk mitigation strategies are implemented by our management. The Board is also informed of particular risks in connection with its general oversight and approval of corporate matters.

The Board delegates to the Audit Committee oversight of much of our risk management process. Among its duties, the Audit Committee regularly reviews with management:

•	our hedging policies and transactions;

•	our policies with respect to risk assessment and the management of risks that may be material;
•	our system of disclosure controls and system of internal controls over financial reporting;

•	key credit risks;

•	cybersecurity procedures; and

•	our compliance with legal and regulatory requirements and our programs related to that compliance.

The Board’s risk oversight process builds upon management’s risk assessment and mitigation processes. Our management is responsible for the day-to-day management of Helix including the management of risk. Our finance, legal (which includes human resources, contracts and risk management functions) and internal audit departments serve as the primary monitoring and testing function for company policies and procedures, and manage the day-to-day oversight of our risk management strategy. This oversight includes

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identifying, evaluating and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance and reporting levels.

Management regularly reports on these risks to the Board or the relevant committee. Additional review and reporting of risks is conducted as needed or as requested by the Board and/or relevant committee. Our committees also consider and address risk as they perform their respective committee responsibilities. All committees report to the full Board as appropriate, including when a matter rises to the level of a material risk.

In addition to reports from the committees, the Board receives presentations throughout the year from various members of management that include discussion of significant risks as necessary and appropriate, including any risks associated with proposed transactions. At each Board meeting, the chairman and CEO addresses matters of particular importance or concern, including any significant areas of risk that require Board attention, whether commercial, operational, legal, regulatory or other type of risk. Additionally, the Board reviews our short-term and long-term strategies, including consideration of significant risks facing Helix and the impact of such risks.

We believe that our risk management procedures and responsibilities are an effective approach for addressing the risks facing Helix and that our Board structure supports this approach.

Meetings of the Board and Committees

The Board currently has, and appoints members to, three standing committees: the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee. Each committee acts under the terms of a written charter, copies of which are available at our website, which is located at www.Helixesg.com, under Investor Relations, then by clicking Governance. A copy of each charter is available free of charge upon request to the Corporate Secretary at Helix Energy Solutions Group, Inc., 3505 West Sam Houston Parkway North, Suite 400, Houston, Texas 77043.

The following table summarizes the membership of the Board and each of its committees as well as the number of times each met during the year ended December 31, 2015. Members were elected to the Board based upon the recommendation of the Corporate Governance and Nominating Committee followed by a vote of the full Board. Each member of each of these committees is independent as defined by the applicable NYSE and SEC rules.

Name	Board	Audit	Compensation	Corporate Governance and Nominating
Mr. Kratz	Chair	—	—	—
Mr. Lovoi	Member	Member	Chair(a)	—
Mr. Porter	Member	Member	—	Chair(b)
Ms. Quinn	Member	Member(c)	—	Member
Mr. Rask	Member	—	Member	Member(b)
Mr. Transier	Member	Chair(c)	Member	—
Mr. Tripodo	Member	—	—	—
Mr. Watt	Member	—	Member(a)	Member
Number of Meetings in 2015
Regular	4	7	4	4
Special	3	1	4	0

(a)    Mr. Watt will become Chair as of May 12, 2016.

(b)    Mr. Rask will become Chair as of May 12, 2016.

(c)    Ms. Quinn will become Chair as of May 12, 2016.

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CORPORATE GOVERNANCE

Board Attendance

During the year ended December 31, 2015, the Board held a total of seven meetings. Each director attended 75% or more of the total meetings of the Board held during the time such director was a member, and each director attended 75% or more of the total meetings of the committees on which such director served.

Executive Sessions of the Directors

Non-management directors meet in regularly scheduled executive sessions following Board and committee meetings without any members of management being present and at which only those directors who meet the independence standards of the NYSE are present, provided however, that committees do periodically meet with individual members of management by invitation, including the CEO, during executive session. Prior to the adoption of the Lead Director Charter, Mr. Porter presided as the chair of each executive session of the Board unless the particular topic of the applicable executive session dictated that another independent director serve as the chair of the meeting, typically the chairman of the committee responsible for the particular topic. In the case of an executive session of the independent directors held in connection with a meeting of a committee of the Board, the chairman of the applicable committee presides as chair.

Audit Committee

The Audit Committee is composed of four non-employee independent directors, Mr. Transier, Chairman, Mr. Lovoi, Mr. Porter and Ms. Quinn, each of whom meets the independence and financial literacy requirements as defined in the applicable NYSE and SEC rules. The Audit Committee is appointed by the Board to assist the Board in fulfilling its oversight responsibility to our shareholders, potential shareholders, the investment community and others relating to: (i) the integrity of our financial statements, (ii) the effectiveness of our internal control over financial reporting, (iii) our compliance with legal and regulatory requirements, (iv) the performance of our internal audit function and independent registered public accounting firm and (v) the independent registered public accounting firm’s qualifications and independence. Among its duties, all of which are more specifically described in the Audit Committee charter, which was most recently amended in December of 2015, the Audit Committee:

•	Oversees and appoints our independent registered public accounting firm.

•	Reviews the adequacy of our accounting and audit principles and practices, and the adequacy of compliance assurance procedures and internal controls.

•	Reviews and pre-approves all non-audit services to be performed by the independent registered public accounting firm in order to maintain such accounting firm’s independence.
•	Reviews the scope of the annual audit.

•	Reviews with management and the independent registered public accounting firm our annual and quarterly financial statements, including disclosures made in management’s discussion and analysis and in our earnings press releases.

•	Meets independently with management and the independent registered public accounting firm.

•	Reviews corporate compliance and disclosure systems.

•	Reviews corporate compliance and ethics programs and associated legal and regulatory requirements together with management’s periodic evaluation of the programs’ effectiveness.

•	Reviews and approves related-party transactions.

•	Makes regular reports to the Board.

•	Reviews and reassesses the adequacy of its charter annually and recommends any proposed changes to the Board for approval.

•	Performs an annual self-evaluation of its performance.

•	Produces an annual report for inclusion in our proxy statement.

•	Performs such other duties as may be assigned by the Board from time to time.

Audit Committee Independence

The Board has affirmatively determined that all members of the Audit Committee (i) are considered “independent” as defined under NYSE Rule 303A and (ii) meet the criteria for independence set forth in Exchange Act Rule 10A-3(b)(1).

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Designation of Audit Committee Financial Expert

The Board has determined that each of the members of the Audit Committee is financially literate and that Mr. Transier and Ms. Quinn are “audit committee financial experts,” as that term is defined in the rules promulgated by the SEC pursuant to the Sarbanes-

Oxley Act of 2002, and have financial management expertise as required by the NYSE listing rules.

For more information regarding the Audit Committee, please refer to the “Report of the Audit Committee” on page 22.

Compensation Committee

The Compensation Committee is composed of four non-employee independent directors: Mr. Lovoi, Chairman, and Messrs. Rask, Transier and Watt. The Compensation Committee is appointed by the Board to discharge the Board’s responsibilities relating to compensation of our executive officers. The Compensation Committee has the responsibilities described in the Compensation Committee charter including the overall responsibility for reviewing, evaluating and approving Helix’s executive officer compensation agreements (to the extent such agreements are considered necessary or appropriate by the Compensation Committee), plans, policies and programs. The Compensation Committee is also responsible for reviewing and recommending to the Board whether the “Compensation Discussion and Analysis” should be included in our proxy statement and for performing such other functions as the Board may assign to the Compensation Committee from time to time, including the responsibility to:

•	Review our overall compensation philosophy.

•	Oversee the 2005 Long-Term Incentive Plan (as amended and restated effective May 9, 2012) (the “2005 Plan”), the Employees’ 401(k) Savings Plan, the Employee Stock Purchase Plan, and any other equity-based plans.

•	Commission independent consultants and review compensation with respect to our executive officers as compared to our peer group, as discussed in our “Compensation Discussion and Analysis” below.

•	Review and approve executive officer compensation, including short-term incentive compensation, and equity and cash opportunity long-term incentive compensation.

•	Review and reassess the adequacy of its charter annually and recommend any proposed changes to the Board for approval.

•	Perform an annual self-evaluation of its performance.

•	Performs such other functions as may be assigned by the Board from time to time.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is composed of four non-employee independent directors: Mr. Porter, Chairman, Ms. Quinn, Mr. Rask and Mr. Watt. The Corporate Governance and Nominating Committee is appointed by the Board to take a leadership role in shaping the corporate governance and business standards of our Board and Helix. The Corporate Governance and Nominating Committee identifies individuals qualified to become Board members, consistent with criteria approved by the Board, oversees the organization of the Board to discharge the Board’s duties and responsibilities properly and efficiently, and identifies best practices and recommends corporate governance principles, including giving proper attention and effective responses to shareholder concerns regarding corporate governance. The Corporate Governance and Nominating Committee has the responsibilities specifically described in the Corporate Governance and Nominating Committee charter and the

Corporate Governance Guidelines, including the responsibility to:

•	Identify and evaluate potential qualified director nominees and select or recommend director nominees to the Board.

•	Monitor, and recommend members for, each of the committees of the Board.

•	Make a recommendation to the Board of whether to accept the resignation of any director who receives a greater number of “withhold authority” votes than votes “for” his or her election in an uncontested election.

•	Periodically review and revise our corporate governance principles as appropriate.

•	Review and reassess the adequacy of its charter annually and recommend any proposed changes to the Board for approval.

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•	Perform an annual self-evaluation of its performance and the performance of the Board as a whole.
•	Perform such other duties as may be assigned by the Board from time to time.

Director Nominee Process

Process for Director Nominations – Shareholder Nominees

The policy of the Corporate Governance and Nominating Committee is to consider properly submitted recommendations of director nominees by shareholders as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating these nominations, the Corporate Governance and Nominating Committee seeks to achieve a balance of knowledge, experience and capability and to address the membership criteria set forth below under “Director Qualifications and Diversity.” Any shareholder recommendations for director nominees for consideration by the Corporate Governance and Nominating Committee should include the nominee’s name and qualifications for Board membership and should be addressed to the Corporate Secretary, Helix Energy Solutions Group, Inc., 3505 West Sam Houston Parkway North, Suite 400, Houston, Texas 77043. In addition, our By-laws permit shareholders to nominate directors for consideration at an annual shareholder meeting. However, in order to be considered at this year’s Annual Meeting, nominations were required to be received by us prior to the date of this proxy statement.

Neither the Corporate Secretary nor the Corporate Governance and Nominating Committee received any recommendations for director nominees from any shareholder or group of shareholders during 2015 or to date in 2016. As such, Messrs. Kratz, Lovoi and Rask are the only directors standing for election at the Annual Meeting.

Shareholders may nominate persons for election to the Board to be considered at next year’s Annual Meeting of Shareholders in accordance with the procedure on page 52.

Director Qualifications and Diversity

The Corporate Governance and Nominating Committee has established certain criteria with respect to the desired skills and experience for prospective Board members, including those candidates recommended by the committee and those properly nominated by shareholders. The Board, with the assistance of the Corporate Governance and Nominating Committee, selects potential new Board members using criteria and priorities established from time to time. Desired personal qualifications for director nominees include industry knowledge, intelligence, insight, practical wisdom based on experience, the highest professional and personal ethics and values, integrity, strength of character and commitment. Nominees should also have broad experience at the policy-making level in business and possess a familiarity with complex business organizations and one or more of our business lines or those of our customers. Nominees should have the independence necessary to make an unbiased evaluation of management performance and effectively carry out their oversight responsibilities and be committed to enhancing shareholder value. Nominees should have sufficient time to carry out their duties. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties to Helix and our shareholders. Each director must represent the interests of all shareholders.

Although the Corporate Governance and Nominating Committee does not have a formal policy regarding Board diversity, it does view diversity expansively and has determined that it is desirable for the Board to have a variety of different viewpoints, professional experiences, educational backgrounds and skills, and considers these types of diversity and background considerations in its selection process. The composition, skills and needs of the Board change over time and will be considered in determining desirable candidates for any specific opening on the Board. The Corporate Governance and Nominating Committee in considering a potential nominee will conduct its search for the best candidate for the Board seat on a non-discriminatory basis.

Identifying and Evaluating Nominees for Directors

The Corporate Governance and Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Corporate Governance and Nominating Committee regularly assesses the appropriate size of the Board, and whether any vacancies on the

Board are expected, due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Corporate Governance and Nominating Committee considers various potential candidates for director. Candidates may come to the attention of the Corporate

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Governance and Nominating Committee through current Board members, professional search firms, shareholders or other persons. These candidates are evaluated at regular or special meetings of the Corporate Governance and Nominating Committee, and may be considered at any point during the year.

As described above, the Corporate Governance and Nominating Committee considers properly submitted recommendations of director nominees by shareholders. Following verification of the shareholder status of persons proposing director nominees, recommendations are considered by the Corporate Governance and Nominating Committee at a regularly scheduled meeting, which is generally the first or second meeting prior to the issuance of the proxy statement for our Annual Meeting of Shareholders. If any materials are provided by a shareholder in connection with the shareholder’s recommendation of a director nominee, those materials are forwarded to the Corporate Governance and Nominating Committee.

The Corporate Governance and Nominating Committee may also review materials provided by current Board members, professional search firms or other parties in connection with a nominee who was not proposed pursuant to a shareholder recommendation. In evaluating those nominations, the Corporate Governance and Nominating Committee seeks to achieve a balance of knowledge, experience and capability on the Board.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was, during 2015, an officer or employee of Helix or any of our subsidiaries, or was formerly an officer of Helix or any of our subsidiaries, or had any relationships requiring disclosure by us under Item 404 of Regulation S-K under the Exchange Act.

During 2015, no executive officer of Helix served as (1) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one or more of whose executive officers served on the Compensation Committee of our Board, (2) a director of another entity, one or more of whose executive officers served on the Compensation Committee of our Board or (3) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one or more of whose executive officers served as a member of our Board.

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DIRECTOR COMPENSATION

2015 Director Compensation Table

The following table provides compensation that was earned or paid during the one-year period ended December 31, 2015 for each member of our Board.

Name(1)	Fees Earned or Paid in Cash(2)(3)	Stock Awards(4)(5)	All Other Compensation	Total
John V. Lovoi	$-0-	$329,071	$-0-	$329,071
T. William Porter	$106,500	$175,000	$-0-	$281,500
Nancy K. Quinn	$104,750	$175,000	$-0-	$279,750
Jan Rask	$-0-	$305,938	$-0-	$305,938
William L. Transier	$28,000	$303,751	$-0-	$331,751
James A. Watt	$104,750	$175,000	$-0-	$279,750

(1)	Mr. Kratz and Mr. Tripodo are not included in the table because they did not receive any compensation for serving on our Board during 2015.

(2)	The annual retainer fee for each member of the Board and the retainer fee related to the applicable Board member’s serving on committees are paid quarterly. Since January 1, 2005, directors have had the option of taking Board and committee fees (but not expenses) in the form of restricted stock. See “Summary of Director Compensation and Procedures” below. Messrs. Lovoi and Rask received their fees in restricted stock during 2015.

(3)	In this column we are required to report all fees earned or paid to directors during 2015. As a result, fees earned in 2014 for fourth quarter service in 2014 but paid in 2015 are also included; thus the dollar amount represents fees paid for five (not four) successive quarters. Fees earned in 2014 but paid in 2015 were as follows: Mr. Porter, $18,000; Ms. Quinn, $21,250 and Mr. Watt, $19,750. Information with regard to Messrs. Lovoi, Rask and Transier is included in footnote 5 below.

(4)	Amounts shown in this column represent the grant date fair value of the restricted stock as calculated in accordance with the provisions of FASB Accounting Standard Codification (ASC) Topic 718. The value ultimately realized by each director may or may not be equal to the FASB ASC Topic 718 determined value.

(5)	The grant date fair value of the restricted stock awarded with respect to the year ended December 31, 2015 to each director, computed in accordance with FASB ASC Topic 718, is as follows:

Name	Date of Grant		Number of Shares	Grant Date Fair Value
Mr. Lovoi	December 4, 2014	(a)	8,632	$200,003
	January 5, 2015	(b)	1,368	$29,686
	April 1, 2015	(b)	2,110	$31,566
	July 1, 2015	(b)	2,351	$29,693
	October 1, 2015	(b)	6,198	$29,688
	January 4, 2016	(b)	6,357	$33,438
Mr. Porter	December 4, 2014	(a)	8,632	$200,003
Ms. Quinn	December 4, 2014	(a)	8,632	$200,003
Mr. Rask	December 4, 2014	(a)	8,632	$200,003
	January 5, 2015	(b)	1,138	$24,695
	April 1, 2015	(b)	2,026	$30,309
	July 1, 2015	(b)	1,806	$22,810
	October 1, 2015	(b)	5,154	$24,688
	January 4, 2016	(b)	5,406	$28,436
Mr. Transier	December 4, 2014	(a)	8,632	$200,003
	January 5, 2015	(b)	1,440	$31,248
	April 1, 2015	(b)	2,340	$35,006
	July 1, 2015	(b)	2,474	$31,247
	October 1, 2015	(b)	6,524	$31,250
Mr. Watt	December 4, 2014	(a)	8,632	$200,003
(a)	Represents the annual grant for Board service for 2015 and the future.
(b)	Represents the payment of retainer and Board and committee fees for the fourth quarter of 2014 and each quarter of 2015.

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DIRECTOR COMPENSATION

Additionally, on December 3, 2015, each of the non-employee directors was issued 28,409 shares of restricted stock having a value of $175,000 representing their annual grant for future Board service.

As of December 31, 2015, unvested restricted stock held by each non-employee director is as follows:

Name	Shares of Unvested Restricted Stock Outstanding(a)
Mr. Lovoi	56,783
Mr. Porter	39,608
Ms. Quinn	39,608
Mr. Rask	53,387
Mr. Transier	56,574
Mr. Watt	39,608

(a)	Does not include January 4, 2016 grant of 6,357 shares of restricted stock to Mr. Lovoi and 5,406 shares of restricted stock to Mr. Rask for 2015 fourth quarter service.

Summary of Director Compensation and Procedures

Our non-employee director compensation structure has three components: (1) director retainer and fees (meetings and unanimous consents), (2) equity-based compensation currently in the form of restricted stock awards and (3) reimbursement of reasonable expenses related to attending Board and committee meetings. We re-evaluate director compensation on an annual basis based on the compensation of directors by companies in our peer group. In 2015, the directors (other than Messrs. Kratz and Tripodo who are Helix employees) received an annual director’s fee of $55,000, and $1,500 for each Board meeting attended and for each consent executed after reviewing the topic of the consent. For committees on which a non-employee director serves, the director received a fee of $1,500 for each committee meeting attended. In addition, the chairman of the committees received an annual committee chairman retainer fee: $15,000 for the Chairman of the Audit Committee, $10,000 for the Chairman of the Compensation Committee and $5,000 for the Chairman of the Corporate Governance and Nominating Committee. The Lead Independent Director also receives an annual retainer fee of $25,000. We also paid the reasonable out-of-pocket expenses incurred by each director in connection with attending the meetings of the Board and any Board committee.

Since January 1, 2005, non-employee directors have had the option of taking Board and committee fees (but not expenses) in the form of restricted stock, pursuant to the terms of our 2005 Plan for grants after May 10, 2005, and our 1995 Long Term Incentive Plan, as amended (the “1995 Plan”) for grants on or before May 10, 2005. An election to take fees in the form of cash or stock is made by a director prior to the beginning of the subject fiscal year. Directors taking fees in the form of restricted stock receive an award for service during a quarter on or about the first business day of the next quarter in an amount equal to 125% of the cash equivalent of his or her fees, with the number of shares determined by the stock price on the last trading day of the fiscal quarter for which the fees were earned. These awards fully vest two years after the first day of the year in which the grant is made. Messrs. Lovoi, Rask and Transier elected to take Board and committee fees paid in 2015 in the form of restricted stock. Messrs. Lovoi and Rask have also elected to take Board and committee fees in the form of restricted stock for 2016.

Upon joining the Board and on the date of each December Board meeting thereafter, a director receives a grant of restricted stock. These grants are made pursuant to the terms of the 2005 Plan and for years prior to 2012 vested ratably over five years, and vest ratably over three years for grants in 2012 and thereafter. For 2015 the annual grant had a value of $175,000, which represents a reduction from prior years’ grants of $200,000 in value to reflect the smaller relative size of Helix in terms of revenue and market cap. All grants are subject to immediate vesting on the occurrence of a Change in Control (as defined in the 2005 Plan). The grant of stock options is not currently an element of director compensation.

Our CEO and our Chief Financial Officer do not receive any cash or equity compensation for their service on the Board in addition to the compensation payable for their service as employees of Helix.

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CERTAIN RELATIONSHIPS

In accordance with our Audit Committee charter, our Audit Committee is responsible for reviewing and approving the terms and conditions of all related-party transactions. The Audit Committee has adopted a written Statement of Policy with respect to Related Party Transactions. It is our written policy to approve and enter into transactions only when the Board, acting through the Audit Committee, determines that a transaction with a related party is in, or not inconsistent with, the best interests of Helix and our shareholders. The Audit Committee will consider all relevant facts and circumstances available to the Audit Committee to determine whether the related-party transaction is in, or not inconsistent with, our best interests, including the benefits to us, the impact on a director’s independence, the availability of other sources for the product or services, the terms of the transaction and the terms available from unrelated third parties. The policy covers any transaction, arrangement or relationship in which we are a participant and in which a related party has a direct or indirect interest, other than transactions available to all employees generally or transactions involving less than $5,000. A “related party” includes any person that served as a senior officer or director in the last fiscal year, a person that beneficially owns more than 5% of our outstanding voting securities, and a person that is an immediate family member of either of the foregoing or an entity that is controlled by any of the foregoing.

During 2015 Helix was not a party to any transaction or series of transactions in which the amount involved did or may exceed $120,000 in which any of our directors or executive officers, any holder of more than 5% of our common stock, or any member of the immediate family of any of these persons, had or will have a direct or indirect material interest, other than the compensation arrangements (including with respect to equity compensation) described in “Executive Compensation” below.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has adopted procedures for pre-approving all audit, review and attest engagements, and permissible non-audit services to be performed by the independent registered public accounting firm. These procedures include reviewing a budget for audit and permissible non-audit services. The budget includes a description of, and a budgeted amount for, particular categories of audit and permissible non-audit services that are recurring in nature and therefore anticipated at the time the budget is submitted. During the year, circumstances may arise such that it becomes necessary to engage the independent registered public accounting firm for services in excess of those contemplated by the budget or for additional services. The Audit Committee charter includes specific pre-approval procedures with respect to tax-related services.

The Audit Committee charter delegates pre-approval authority in certain circumstances to the Chairman of the Audit Committee, provided the Chairman reports any approvals to the Audit Committee at its next meeting. For all types of pre-approval, the Audit Committee considers whether these services are consistent with the SEC rules regarding auditor independence.

The Audit Committee periodically monitors the services rendered and actual fees paid to the independent registered public accounting firm to ensure that these services are within the parameters approved by the Audit Committee. None of the fees in 2015 were for services approved by the Audit Committee pursuant to the de minimis exception in paragraph (c)(7)(i)(c) of Rule 2-01 of Regulation S-X.

All fiscal year 2015 professional services by Ernst & Young LLP were pre-approved.

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REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2015 with management, our internal auditors and Ernst & Young LLP. In addition, the Committee has discussed with Ernst & Young LLP, the independent registered public accounting firm for the Company, the matters required to be discussed under Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16, Communications with Audit Committees (AS 16). The Sarbanes-Oxley Act of 2002 requires certifications by the Company’s chief executive officer and chief financial officer in certain of the Company’s filings with the Securities and Exchange Commission (SEC). The Committee discussed the review of the Company’s reporting and internal controls undertaken in connection with these certifications with the Company’s management and independent registered public accounting firm. The Committee also reviewed and discussed with the Company’s management and independent registered public accounting firm management’s report and Ernst & Young LLP’s report on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee has further periodically reviewed such other matters as it deemed appropriate, including other provisions of the Sarbanes-Oxley Act of 2002 and rules adopted or proposed to be adopted by the SEC and the NYSE.

The Committee also has received the written disclosures and the letter from Ernst & Young LLP regarding the auditor’s independence pursuant to the applicable requirements of the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, and it has reviewed, evaluated and discussed the written disclosures with that firm and its independence from the Company. The Committee also has discussed with management of the Company and the independent registered public accounting firm such other matters and received such assurances from them as it deemed appropriate.

Based on the foregoing review and discussions and relying thereon, the Committee recommended to the Company’s Board of Directors the inclusion of the Company’s audited financial statements for the year ended December 31, 2015 in the Company’s Annual Report on Form 10-K for such year filed with the SEC.

        Members of the Audit Committee:

        William L. Transier, Chairman

        John V. Lovoi

        T. William Porter

        Nancy K. Quinn

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PROPOSAL 2:	RATIFICATION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

Ernst & Young LLP served as our independent registered public accounting firm providing auditing and financial services in 2015 and has acted as such since their engagement in fiscal year 2002. Our Audit Committee has the authority to retain, oversee, evaluate and terminate the independent registered public accounting firm. Pursuant to such authority, the Audit Committee has appointed Ernst & Young LLP, an independent registered public accounting firm, as auditors to examine the financial statements of Helix for the fiscal year ending December 31, 2016, and to perform other appropriate accounting services.

Although our By-laws do not require that shareholders ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm, the Board has determined to submit the selection for ratification by the shareholders. If the shareholders do not ratify the appointment of Ernst & Young LLP, the adverse vote will be considered as a direction to the Audit Committee to consider selecting other auditors for the next fiscal year. However, it is contemplated that the appointment for the fiscal year ending December 31, 2016 will be permitted to stand unless the Audit Committee finds reasons for making a change. It is understood that even if the selection of Ernst & Young LLP is ratified, the Audit Committee, in its discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year if the Audit Committee feels that such a change would be in the best interests of Helix and our shareholders.

We expect that representatives of Ernst & Young LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

Fees for professional services provided by our independent registered public accounting firm in each of the last two fiscal years in each of the following categories were:

	2015	2014
	(In Thousands)
Audit Fees(1)	$1,917	$2,018
Audit-Related Fees(2)	2	2
Tax Fees(3)	67	55
All Other Fees	0	8

Total	$1,986	$2,083

(1)	Audit fees include fees related to the following services: the annual consolidated financial statement audit (including required quarterly reviews), subsidiary audits, audit of internal controls over financial reporting, and consultations relating to the audit or quarterly reviews.

(2)	Audit-related fees include consultations concerning financial accounting and reporting matters not required by statute or regulation.

(3)	Fees are primarily related to tax compliance work in the United States, the United Kingdom, Egypt, India, Singapore, Cyprus and Norway, and tax planning.

The Audit Committee considers whether the provision of the foregoing services is compatible with maintaining the registered public accounting firm’s independence and has concluded that the foregoing non-audit services and non-audit-related services did not adversely affect the independence of Ernst & Young LLP.

Board of Directors Recommendation

The Board recommends that you vote “FOR” the ratification of the selection of Ernst & Young LLP as Helix’s independent registered public accounting firm set forth in this Proposal 2.

Vote Required

The ratification of Ernst & Young LLP requires the affirmative vote of holders of a majority of the shares of common stock present or represented and voting at the Annual Meeting.

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COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis (“CD&A”) describes our 2015 executive compensation program, how our Compensation Committee made compensation decisions, and the level of compensation for our principal executive officer, principal financial officer and the three other named executive officers who were our most highly compensated executives in 2015, including our former Executive Vice President and Chief Operating Officer who retired in May of 2015. Because in 2015 we did not have any additional executive officers, all of our executive officers were our “named executive officers” for 2015 and were as follows:

•	Owen Kratz, our President and Chief Executive Officer

•	Anthony Tripodo, our Executive Vice President and Chief Financial Officer

•	Scotty Sparks, our Executive Vice President and Chief Operating Officer

•	Alisa B. Johnson, our Executive Vice President, General Counsel and Corporate Secretary

•	Clifford V. Chamblee, our former Executive Vice President and Chief Operating Officer

Effective May 11, 2015, Mr. Chamblee retired and resigned from Helix. Scotty Sparks was promoted on the same date to the position of Executive Vice President – Operations and, in February of 2016, to Executive Vice President and Chief Operating Officer.

Our CD&A is divided into the following sections:

A.	Executive Summary

B.	2015 Advisory Vote on Executive Compensation

C.	Process for Determining Executive Compensation

D.	Elements of our 2015 Compensation Program

E.	Severance and Change in Control Arrangements

F.	Stock Ownership Guidelines

G.	Hedging and Pledging Policy

A.          Executive Summary

We are an international offshore energy services company that provides specialty services to the offshore energy industry, with a focus on well intervention and robotics operations. We provide services primarily in deepwater in the U.S. Gulf of Mexico, North Sea, Asia Pacific and West Africa regions, and are expanding our operations offshore Brazil.

In sharp contrast to our 2014 financial results, 2015 was a challenging year for our industry, and in particular for service companies such as Helix. The precipitous decline in oil prices to levels not seen since 2003, beginning in 2014 and persisting throughout 2015, led to reduced demand and rates for our services as our customers cut back significantly on spending by reducing or eliminating offshore projects, resulting in increased competition for limited work. Accordingly, our adjusted EBITDA from continuing operations was $173 million in 2015 compared to $378 million in 2014 and was approximately 46% of

2014 levels. Likewise, our stock price suffered during 2015 in that at the end of 2015 it was 76% less than it was at the end of 2014.

Because of the cyclicality of our industry and fluctuating demand for our services, our overall focus is on the longer term. However, the paid compensation of our executive officers to a significant degree reflects year over year financial performance and return to our shareholders. To illustrate this, the charts below reflect the realized compensation of our Chief Executive Officer compared to our adjusted EBITDA for 2013, 2014 and 2015. The realized compensation levels shown reflect base salary paid in each such year, bonuses payable for each such year, and payout of long-term incentive compensation that vested at the end of each such year (i.e., the value of any restricted stock, performance share units (“PSUs”) and cash long-term incentive awards that vested immediately after the year in question).

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COMPENSATION DISCUSSION AND ANALYSIS

The chart below reflects our CEO’s Realized Compensation for each of the three years ended December 31, 2013, 2014 and 2015.	The chart below reflects our adjusted EBITDA from continuing operations for each of the three years ended December 31, 2013, 2014 and 2015.

CEO Realized Compensation (in millions)	EBITDA(1) (in millions)

Restricted Stock: Value at vesting of time-vested restricted stock vesting immediately after the applicable year.

(1)    EBITDA is defined as income (loss) from continuing operations before income taxes, net interest expense, net other income or expense, and depreciation and amortization expense. Adjusted EBITDA (i) excludes the non-controlling interests related to the adjustment components of EBITDA, (ii) excludes the gain or loss on disposition of assets and (iii) includes realized losses from the cash settlements of our ineffective foreign currency exchange contracts.

PSUs: Value of payout (if any) of PSUs, which was determined by our three-year stock performance compared to that of our peer group companies, vesting immediately after the applicable year.
Cash LTI: Value of payout of cash long-term incentive awards at a vesting date, the payout (if any) of which was determined by how our stock price at the end of a vesting period compares to a “base stock price” determined at grant date.
Bonus
Salary

The philosophy behind our compensation programs is to compensate our executive officers commensurately with the performance of Helix, and we believe that the 2015 compensation for our executive officers clearly demonstrates that philosophy. First, as we expected 2015 to be a challenging year due to aggressive cost cutting measures by our customers, the Compensation Committee determined to make no increases to the named executive officers’ targeted compensation from 2014 compensation levels, except for Mr. Sparks, who became an executive officer in 2015.

In addition, the overall design of our 2015 programs for our executive officers, basing short-term incentive payouts on EBITDA for the year and long-term incentive payouts on stock performance both as a whole and compared to our peers, further demonstrates this philosophy and serves to increasingly align our executives with our shareholders, both during times of industry booms and industry stress.

Because 2014 was a year of superior results both in terms of EBITDA and stock performance (notably, Helix was the highest performer in the peer group against which it was measured for the payout of PSUs), the compensation realized by our named executive officers for that year, the great majority of which was dependent on our stock price, reflected that performance.

In contrast, 2015 was a year of lower EBITDA as well as a significant decline in the price of our stock. Therefore, the level of compensation realized by our named executive officers for 2015 reflects the lower level of EBITDA (upon which bonus payouts are based), as well as shareholder return (the value of all of the long-term incentive awards that vested at the end of 2015 was completely reflective of the price of our common stock).

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COMPENSATION DISCUSSION AND ANALYSIS

Specifically, for 2015:

•	no bonuses were paid to our executive officers,

•	cash long-term incentive paid out at zero,

•	the value of restricted stock that vested at the end of the year reflected the decline in the price of our common stock, and

•	the payout of the PSUs after the end of 2015 reflected both a 50% reduction from the number of units granted in the original award (based on our total shareholder return compared to that of our peers over the vesting period), as well as a 75% reduction in value of those fewer units compared to their original value due to the decline in our own stock price since the date of the award.

Key Features of Our Executive Compensation Program

	What We Do	What We Don’t Do

✓	Substantial focus on performance-based pay	NO hedging of our stock

✓	Balance of short- and long-term incentives	NO tax gross-ups in post-2008 agreements

✓	Use formulaic annual bonus structure	NO single trigger severance in post-2008 agreements

✓	Align executive compensation with shareholder returns through long-term incentives	NO perquisites

✓	Retain an independent external compensation consultant

✓	Consider peer group benchmarks when establishing compensation

✓	Robust stock ownership guidelines for our Section 16 officers and our directors

✓	Maintain a strong risk management program, which includes monitoring the effect of our compensation programs on risk taking

B.             2015 Advisory Vote on Executive Compensation

In 2015 we sought an advisory vote from our shareholders regarding our executive officer compensation for 2014, and received a 91% favorable “say-on-pay” vote. The Compensation Committee considered the positive results of the advisory vote in completing its annual review of the compensation packages provided to our executive officers, and for

2015 continued the same formulaic bonus program based on EBITDA, as well as a long-term incentive program geared to the performance of our common stock. The Compensation Committee will continue to consider the outcome of our “say-on-pay” votes and our shareholder views when making future compensation decisions for our executive officers.

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COMPENSATION DISCUSSION AND ANALYSIS

C.            Process for Determining Executive Compensation

Participants in the Decision Making Process

The following summarizes the allocation of responsibilities associated with our executive officer compensation program:

Compensation Committee (comprised of four independent directors)

•    Determines program principles and philosophies;

•    Determines short-term incentive program design, and performance measures for bonus metrics, for our executive officers;

•    Determines design of long-term incentive program for executive officers;

•    Determines all levels of compensation for our named executive officers including base salary, short-term incentive plan targets and individual awards, and individual long-term incentive awards;

•    Reviews and approves payouts under performance-based short-term and long-term incentive programs for our executive officers;

•    Considers all other arrangements, policies and practices related to our executive officer compensation program such as employment agreements, change in control arrangements, stock ownership policies, and our policies regarding hedging and pledging;

•    Does not delegate any of its functions or authority to management with regard to compensation for our executive officers;

•    Has exclusive authority to retain and terminate any independent compensation consultant; and

•    Oversees aspects of our compensation arrangements affecting our executive officers as well as our non-executive employees, such as our Employees’ 401(k) Savings Plan and our Employee Stock Purchase Plan.

Meridian Compensation Partners, LLC (independent compensation consultant to the Compensation Committee)

•    Retained by, and performs work at the direction and under the supervision of, the Compensation Committee;

•    Provides advice, research and analytical services on subjects such as trends in executive compensation, executive officer compensation program design, peer and industry data, executive officer compensation levels, and non-employee director compensation;

•    Reviews and reports on Compensation Committee materials, participates in Compensation Committee meetings, and communicates with the Compensation Committee Chair between meetings; and

•    Provides no services to Helix other than those provided directly to or on behalf of the Compensation Committee.

Management

•    CEO recommends base salary, short-term incentive targets and long-term incentive awards for executive officers other than himself;

•    CEO provides information on Helix’s and the executive officers’ short-term and long-term business and strategic objectives for consideration by the Compensation Committee in structuring the short-term incentive plan and performance-based long-term incentive awards; and

•    CEO provides the Compensation Committee a performance assessment of each executive officer.

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COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Philosophy and Objectives

Helix is an international offshore energy services company that provides specialty services to the offshore energy industry, with a focus on well intervention and robotics operations. We operate in a very cyclical industry because of volatility in the price of oil and gas and therefore the demand and rates for our services. Our business model and growth strategy require highly qualified, experienced and technically proficient executive officers who can operate effectively in both a positive and negative industry environment. Thus, we rely on our executive officers to develop and execute our business strategy in a way that maximizes value for our shareholders through the fluctuations of this cyclical industry.

Our compensation philosophy reflects the realities of the competitive market in which we operate as well as the characteristics of our business environment. The Compensation Committee and management believe that our compensation programs closely align our executive officers with our shareholders and help us attract, retain and motivate qualified, experienced and technically proficient executive officers through a range of business cycles.

Our compensation programs are designed to principally reward our named executive officers for the achievement of the longer term goal of increasing total shareholder return as well as achieving certain short-term financial objectives, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. We believe that both the structure and results of our 2015 compensation program illustrate that the compensation of our named executive officers reflects our financial results and shareholder return in a down cycle for our industry as well as when conditions have been more favorable. Our named executive officers’ total compensation is comprised of a mix of base salary, an annual short-term cash incentive (bonus) opportunity and long-term incentive awards that for 2015 included awards of PSUs and time-vested restricted stock.

Our executive compensation program was designed upon the following principles:

•	In general, we reward based on the overall performance of Helix and the implementation by the executive team of our business plan and financial objectives;

•	Our compensation reflects a balance of short-term and long-term performance reward opportunities, with a heavier emphasis on the longer term;

•	Our executives’ interests should be aligned with long-term shareholder value;

•	A substantial portion of total compensation should be “at risk”;

•	Compensation is targeted at competitive levels within the market in which we compete for executive talent, with consideration given for each executive’s roles and responsibilities at Helix; and

•	Our program is aimed to encourage the stability and retention of our executive team over the long term.

Consideration of Risk

Our compensation programs are balanced and primarily focused on the long term, which is consistent with our strategy and business model. The greatest amount of compensation can be achieved through consistent superior performance over sustained periods of time. In addition, significant amounts of compensation are usually paid out over time, specifically the long-term incentive awards, which currently vest over a three-year period and some of which (50% of 2015 awards) are cliff-vesting (i.e., vest 100% at the end of the applicable vesting period). This provides incentives to manage Helix for the longer term, while avoiding excessive risk-taking in the short term.

Competitive Benchmarking Process

For most years, including 2015, the Compensation Committee compares the total compensation for each position occupied by our executive officers to the compensation paid by companies in our peer group for similar positions, as set forth in our peer companies’ proxy statements for the prior year. The independent compensation consultant provides the Compensation Committee with market data for this purpose; however, the market data is only used as a benchmark. Generally, the Compensation Committee seeks to ensure that executive compensation falls between the 25th and 75th percentiles of the market data for each individual, but individual positioning varies based on the individual’s role within our organization, his or her experience and his or her contribution to our success.

The Compensation Committee’s independent compensation consultant proposes companies to be included in our peer group. The independent compensation consultant may consult with management

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COMPENSATION DISCUSSION AND ANALYSIS

to ensure that the most appropriate companies are included. The Compensation Committee then reviews and approves the peer group for the applicable compensation year, as it deems appropriate.

In August 2014, following a discussion with a report from the independent compensation consultant, the Compensation Committee selected the peer group set forth below for benchmarking 2015 compensation, which was changed from the peer group used for 2014 and 2013 to better reflect Helix’s current size and operations (i.e., by deleting Dril-Quip, Inc., McDermott International, Inc., and Superior Energy Services, Inc., and adding FMC Technologies, Inc., Diamond Offshore Drilling, Inc., and Forum Energy Technologies, Inc.).

Fiscal Year End 2014 Peer Group Data(1)

Company	Ticker Symbol	Revenue(2)	Market Cap(2)	Enterprise Value(2)
		($ in millions)

Atwood Oceanics, Inc.	ATW	$1,241	$1,826	$3,500

Diamond Offshore Drilling, Inc.	DO	$2,815	$5,035	$6,210

FMC Technologies, Inc.	FTI	$7,943	$10,953	$11,789

Forum Energy Technologies, Inc.	FET	$1,740	$1,952	$2,299

GulfMark Offshore, Inc.	GLF	$496	$643	$1,129

Hercules Offshore, Inc.	HERO	$900	$161	$1,164

Hornbeck Offshore Services, Inc.	HOS	$635	$907	$1,734

Oceaneering International, Inc.	OII	$3,660	$6,176	$6,351

Oil States International, Inc.	OIS	$1,820	$2,600	$2,709

Rowan Companies plc	RDC	$1,824	$2,904	$5,004

TETRA Technologies, Inc.	TTI	$1,078	$532	$1,427

Tidewater Inc.	TDW	$1,539	$1,612	$2,994

25th Percentile		$1,033	$841	$1,658

Median		$1,639	$1,889	$2,851

75th Percentile		$2,072	$3,437	$5,306

Helix Energy Solutions Group, Inc.	HLX	$1,107	$2,290	$2,297

HLX Percentile Rank		33%	58%	33%

(1)	Data Source: S&P Compustat
(2)	Revenue, Market Cap & Enterprise Value as of FYE 2014

We believe these companies were appropriate for the purpose of compensation benchmarking for 2015 because:

•	they were companies that were likely competition for our executive talent;

•	each of the companies was of a comparable size to us; and/or

•	each company was within our same general industry.

In December of 2015, the Compensation Committee modified the peer group of companies used for purposes of benchmarking 2016 compensation compared to 2015 by deleting Hercules Offshore, Inc. due to its bankruptcy in 2015 and adding McDermott International, Inc.

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COMPENSATION DISCUSSION AND ANALYSIS

Tax Considerations

The Compensation Committee and management consider the accounting and tax effects of various compensation elements when designing our executive compensation plans and making other compensation decisions. These considerations, however, are secondary to meeting the overall objectives of the executive compensation program. Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1,000,000 on the amount of non-performance-based compensation, as described in Section 162(m) and related regulations, that may be deducted by Helix in any year with respect to the named executive officers’ compensation other than that of the Chief Financial Officer.

Although the Compensation Committee may take into account the potential application of Section 162(m) in its compensation decisions, including the grant of long-term incentive compensation awards, it may approve compensation that exceeds the $1,000,000 limit in order to ensure competitive levels of compensation for our executive officers. As a result, certain compensation paid to the named executive officers may not be deductible by us for tax purposes. The Compensation Committee does not let deductibility drive its compensation decisions.

D.         Elements of our 2015 Compensation Program

Overview

During fiscal 2015, the primary elements of compensation for our named executive officers included:

•	base salary for 2015;

•	an annual short-term cash incentive (bonus) opportunity for 2015;

•	a 2015 long-term incentive compensation grant, in the form of a cliff-vesting PSU award; and

•	a 2015 long-term incentive compensation grant, in the form of a restricted stock award.

The charts below show the breakdown of the elements of 2015 compensation as awarded at the beginning of 2015, including bonus at target level and long-term incentives at grant date value.

We use each element of compensation to satisfy one or more of our stated compensation objectives. The Compensation Committee’s goal is to achieve the appropriate balance between short-term cash rewards and long-term financial incentives to promote the achievement of both annual and long-term financial goals.

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COMPENSATION DISCUSSION AND ANALYSIS

Below sets forth the base salary, bonus target and award value at grant date for each of our named executive officers for 2015:

Named Executive Officer	2015 Base Salary	2015 Bonus Target	2015 Long-Term Incentive Award	Total Target Direct Compensation
Owen Kratz	$700,000	$1,050,000	$3,200,000	$4,950,000
Anthony Tripodo	$480,000	$ 576,000	$1,500,000	$2,556,000
Scotty Sparks(1)	$350,000	$ 350,000	$ 250,000	$ 950,000
Alisa B. Johnson	$360,000	$ 360,000	$1,050,000	$1,770,000
Cliff Chamblee(2)	$400,000	$ 480,000	$1,075,000	$1,955,000

(1)	Scotty Sparks became an executive officer on May 11, 2015. The level of his annual long-term incentive award therefore reflects his prior position.
(2)	Cliff Chamblee retired as Executive Vice President and Chief Operating Officer of Helix in May of 2015.

Base Salary Determination

In establishing base salaries for our executive officers, the Compensation Committee considers a number of factors including the executive’s job responsibilities, individual contributions, level of experience, personal compensation history and peer company data. Base salary is generally set for our named executive officers at the regularly scheduled December meeting of our Compensation

Committee in the preceding year. There were no increases to base salaries in 2015 for any of our named executive officers other than for Mr. Sparks, who became an executive officer in May of 2015, at which point his base salary was increased. Set forth below are the base salaries for 2015 and 2014:

Named Executive Officer(1)	2015 Base Salary	2014 Base Salary	Percent Increase
Owen Kratz(2)	$700,000	$700,000	0.0%
Anthony Tripodo(3)	$480,000	$480,000	0.0%
Scotty Sparks(4)	$350,000	$283,000	23.7%
Alisa B. Johnson(3)	$360,000	$360,000	0.0%

(1)	Cliff Chamblee retired from Helix in May of 2015. For 2015, his base salary remained unchanged from $400,000.
(2)	Annual base salary for Mr. Kratz has remained unchanged since 2008.
(3)	Annual base salary for Mr. Tripodo and Ms. Johnson has remained unchanged since 2012.
(4)	Mr. Sparks became an executive officer in May of 2015 at which point his base salary was increased.

Short-Term Cash Incentive (Bonus) Program

Our annual short-term cash incentive (bonus) program consists of a cash bonus opportunity designed to reward our employees, including our executive officers, for the achievement of certain goals in a given year. The bonus target for each executive officer is a percentage of his or her salary, and is generally established at either the December meeting of the Compensation Committee in the prior year or during the Compensation Committee’s first regular meeting of the applicable year. The 2015 program allows the executive officers to receive their target bonuses if certain financial metrics are achieved, with an opportunity to earn additional bonus amounts, up to a maximum amount, if Helix’s performance exceeds the target levels for the financial metrics, and an opportunity to earn a bonus that is less than target if threshold financial metrics (that are less than target financial metrics) are achieved. The calculation of any bonus payout when performance for a metric falls between levels is made on a linear basis. For 2015, the threshold, target and maximum bonus opportunity for each named executive officer was as follows:

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COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officer	Entry Level Bonus Opportunity as a Percent of Salary	Target Bonus Opportunity as a Percent of Salary	Maximum Bonus Opportunity as a Percent of Salary
Owen Kratz	100%	150%	200%
Anthony Tripodo	80%	120%	160%
Scotty Sparks	75%	100%	133%
Alisa B. Johnson	75%	100%	133%
(1)	Cliff Chamblee retired from Helix in May of 2015. His threshold level, target opportunity and maximum opportunity as a percent of salary were 80%, 120% and 160%, respectively.

In February of 2015, the Compensation Committee approved the 2015 Short-Term Incentive Program for Helix’s executive officers, including entry level, target and maximum bonuses that can be earned by each executive officer. To simplify and reflect the financial performance drivers for 2015, the Compensation Committee retained only one financial metric: EBITDA targets. Unlike prior years when the financial metrics for any bonus payout included other items such as not exceeding the capital expenditure budget approved by our Board or achieving a certain return on capital, in light of industry conditions and the importance of utilization of our business assets, it was considered that a sole metric based on EBITDA for the year was the key financial objective for Helix and its shareholders.

Bonuses are typically paid in March of the year following the applicable performance year.

•	EBITDA Targets

Set forth below are the 2015 EBITDA targets that were approved by the Compensation Committee to evaluate 2015 performance and determine what bonus, if any, is earned by each of our executive officers.

The EBITDA targets were based on a variety of factors

including the overall Helix budget approved by the Board and in light of the prevailing condition of the service market, included a significant “stretch” element with an increase from the Board approved budget required to earn any bonus at the entry level.

EBITDA Targets ($ in millions)
Actual	Metric		Achievement of Target
$173			0%
	$280	<	0%
	$280	≥	80%	Threshold
	$350	≥	100%	Target
	$420	≥	120%	Maximum

•	Bonus Levels and Amounts Paid

Set forth below are the 2015 bonus targets for each named executive officer. Because the threshold level of EBITDA was not met to earn a bonus at the entry level, none of our executive officers were paid any bonus for 2015.

Named Executive Officer (1)	Entry Level	Target	Actual
Owen Kratz	$700,000	$1,050,000	$ 0
Anthony Tripodo	$384,000	$ 576,000	$ 0
Scotty Sparks	$262,500	$ 350,000	$ 0
Alisa B. Johnson	$270,000	$ 360,000	$ 0

(1)	Mr. Chamblee’s 2015 bonus target was $480,000, but due to his retirement he was not eligible for a bonus in 2015.

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COMPENSATION DISCUSSION AND ANALYSIS

Long-Term Incentive Awards

The Compensation Committee believes that equity-based incentive awards serve to align the economic interests of our executive officers with those of our shareholders. We believe that our restricted stock awards and PSU awards (the payout of which are based on our stock price over a three-year performance period compared to that of our peer group), provide proper incentives to avoid excessive risk taking while increasing long-term shareholder value. We also believe that these awards are an important retention tool with respect to our employees, including our named executive officers. In determining the value of each named executive officer’s long-term incentive award, the Compensation Committee reviews the peer group data provided by the independent compensation consultant, historical awards and the CEO’s recommendation regarding the long-term incentive award for each named executive officer, and makes its determination at its December meeting.

2015 Long-Term Incentive Awards

In 2013 and 2014, long-term incentive awards to our named executive officers were comprised of: (1) 25% in a cliff-vesting PSU award, (2) 50% in a cash performance-based award and (3) 25% in a time-vested restricted stock award. At its December of 2014 meeting, the Compensation Committee determined to restructure Helix’s Long-Term Incentive Program for its executive officers to a program consisting of only two forms of long-term incentive awards: (1) 50% in a time-vested restricted stock award and (2) 50% in a cliff-vesting PSU award. This not only served to simplify the program, but also increased the portion of the long-term incentive award (1) that was cliff vesting, and (2) the payout of which is determined by our total shareholder return compared to that of our peers, as opposed to a year-over-year return with respect to our own stock, which may be influenced by general industry or economic conditions that may exist at various points in time.

The Compensation Committee determined in December of 2014 that the total value of the 2015 long-term incentive award opportunity for Mr. Kratz, Mr. Tripodo, Mr. Chamblee and Ms. Johnson would be the same as the prior year. Set forth below are the long-term incentive awards for each of the named executive officers granted in January of 2015. At the time these awards were granted, Mr. Sparks was not a named executive officer.

Named Executive Officer(1)	PSU Awards (50%)	Restricted Stock Awards (50%)	Total Value of LTI Awards
Owen Kratz	73,733	73,733	$3,200,000
Anthony Tripodo	34,562	34,562	$1,500,000
Scotty Sparks	5,760	5,760	$ 250,000
Alisa B. Johnson	24,194	24,194	$1,050,000

(1) Mr. Chamblee was granted a PSU award of 24,770 and a restricted stock award of 24,770, which together had a total value of $1,075,000. Due to Mr. Chamblee’s retirement in May of 2015, none of his restricted stock awards were earned or paid and only 2,752 of his PSU awards were earned, but none have yet vested.

Because of the change in our long-term incentive program in 2015 to eliminate the cash performance awards, our 2015 Summary Compensation Table shows the entire 2015 long-term incentive grant (which was

100% equity-based) and the payouts from prior years’ cash incentive awards. There were no payouts for cash incentive awards in January of 2016 due to not meeting the threshold performance requirements for any payout.

2015 PSU Awards

In January of 2015, each named executive officer received a PSU award under our 2005 Plan. Each unit represents the contingent right to receive one share of our common stock. These awards are paid with shares of our common stock unless the Compensation Committee determines to make the payment in cash. The PSU award vests entirely after a three-year period with the final number of shares issued based on our total shareholder return relative to that of our peers over the same three-year period. The maximum number of shares that may be issued is 200% of the number of units awarded and the minimum is 0. The total shareholder return calculation for the PSU award compares Helix’s total shareholder return against the total shareholder return of each company in the 2015 peer group over the three-year vesting period. The total shareholder return formula for the 2015 awards is computed as: the ending price – the beginning price + dividends (if any) paid over the performance period / the

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COMPENSATION DISCUSSION AND ANALYSIS

beginning price, with the beginning price being the average closing price of the last 20 trading days of 2014 and the ending price being the average closing price of the last 20 trading days of 2017.

To measure performance, the peer companies are grouped into quintiles on the basis of total shareholder return after the top performer and bottom performer of the peer group are excluded, and Helix is then placed into the appropriate quintile based on its total shareholder return. The PSUs are paid out depending on the quintile in which our total shareholder return falls as follows:

Lowest quintile	–	0% of PSUs earned
Second lowest quintile	–	50% of PSUs earned
Middle quintile	–	100% of PSUs earned
Second highest quintile	–	150% of PSUs earned
Highest quintile	–	200% of PSUs earned

2015 Restricted Stock Awards

In January of 2015, each named executive officer received a time-vested restricted stock award under our 2005 Plan. The restricted stock awards vest over a three-year period in one-third increments on each anniversary of the date of grant.

Payouts of Prior Long-Term Incentive Awards

Our executive officers had prior long-term incentive awards that vested immediately after the end of 2015 based on the performance of our common stock, i.e., cash performance awards and PSU awards. The payout of the cash performance awards is determined at each vesting date by the performance of our common stock price at the end of the vesting period compared to a “base” stock price determined by the Compensation Committee at the time of the award, which base stock price was generally based on the average closing price of our common stock over the last 20 trading days before the date of the grant plus, for awards beginning in 2012, an additional 15% of that average price.

As described above, the payout of the PSUs at vesting is determined by which quintile our shareholder return falls into, with the quintiles based on the shareholder return of our peer group companies over a three year performance period.

With respect to the cash performance awards, a portion of the 2011, 2013 and 2014 grants vested immediately after the end of 2015. Because the closing price of our stock during the last 20 trading days of 2015 fell below the required percentage of the base stock price for a payout of any of these awards (50% for the 2011 award and 75% for the 2013 and 2014 awards), none of our executive officers received a payout from these awards after the 2015 performance year.

With respect to the cliff vesting of the 2013 PSU awards, at the end of the performance period ending December 31, 2015, Helix’s three-year total shareholder return fell into the second lowest quintile (after removing the top and bottom performer), and therefore only 50% of the PSUs granted in the award was earned by our executive officers. This award was settled in cash based on our stock price on December 31, 2015. Due to the decline in Helix’s stock price during the performance period as well as falling within the second lowest quintile performance level (PSU payout at 50%), the actual value earned by each executive was 13% of the original award value.

Perquisites and Benefits

Our named executive officers are not entitled to any benefits that are not otherwise available to all of our employees. In this regard it should be noted that we do not provide pension arrangements, post-retirement health coverage or similar benefits for our named executive officers.

We offer a variety of health and welfare and retirement programs to all eligible employees. The executive officers are eligible for the same benefit programs on the same basis as the rest of our employees. Our health and welfare programs include medical, pharmacy, dental, vision, life insurance and accidental death and disability insurance. In addition, we offer a retirement program intended to supplement our employees’

personal savings and social security. Our retirement program consists solely of our Helix Energy Solutions Group, Inc. Employees’ 401(k) Savings Plan. At their meetings in February of 2016, the Compensation Committee and the Board resolved to suspend Helix’s discretionary matching contributions to our employees’ 401(k) accounts for an indefinite period. Prior to that time, Helix matched 75% (which was increased from 50% effective January 1, 2014) of the participating employees’ pre-tax contributions up to 5% of the employees’ compensation subject to contribution limits. All of our named executive officers, except Mr. Sparks, participated in our 401(k) plan and received matching funds in 2015. Our health and insurance plans are the same for all employees.

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COMPENSATION DISCUSSION AND ANALYSIS

E.	Severance and Change in Control Arrangements

We believe that the competitive marketplace for executive talent and our desire to retain our executive officers require us to provide our executive officers with certain severance benefits. In addition, we believe that the interests of our shareholders are served by having limited change in control benefits for executive officers who would be integral to the success of, and are most likely to be impacted by, a change in control. Each of our named executive officers with the exception of Mr. Chamblee and Mr. Sparks, who were not executive officers at the time, executed amended and restated employment agreements in November 2008. Mr. Chamblee, who retired in May of 2015, executed an employment agreement in May of 2011 in connection with his promotion to an executive officer position. Mr. Sparks executed an employment agreement in May of 2015 in connection with his promotion to an executive officer position. Neither of the agreements with Mr. Chamblee and Mr. Sparks had “gross-up”, or excise tax protection, provisions. The employment agreements with our named executive officers contain severance benefits in the event the executive’s employment is terminated by Helix “Without Cause” or the executive terminates employment for “Good Reason”, as those terms are defined in the agreements. The employment agreements generally contain benefits payable to the executive officer if the executive officer terminates his or her employment for “Good Reason” or is terminated without “Cause” within a two-year period following a “Change in Control.” We believe the provision of these benefits to be reasonable and customary within our peer group. For more information regarding the severance and change in control benefits, please refer to “Employment Agreements and Change in Control Provisions.”

In February of 2012, the Compensation Committee adopted a policy that prohibits any future employment agreements with executive officers from containing “single trigger” change in control provisions, or “gross-up”, or excise tax protection, provisions.

F.	Stock Ownership Guidelines

We have implemented stock ownership guidelines for our Section 16 officers and non-employee directors. These covered persons have five years from the later of (1) the date of adoption of the guidelines in February of 2011 or (2) the date upon which they become subject to the guidelines to accumulate the equity necessary to comply with the guidelines. The forms of equity ownership that can be used to satisfy the guidelines include shares of our common stock owned directly, shares of our common stock owned indirectly (e.g., by a spouse or a trust) or time-vested restricted stock. The ownership guidelines are as follows:

•	Non-Employee Members of the Board – 5 times annual cash retainer
•	President and Chief Executive Officer – 6 times current base salary
•	Executive Vice Presidents – 3 times current base salary
•	Senior Vice Presidents, Vice Presidents and other Section 16 officers not listed above – 2 times current base salary

The value of an individual’s holdings is based on the average of the closing price of a share of our common stock for the previous calendar year. There are penalties for non-compliance; however waivers may be made for certain hardship issues. Currently, each of our directors and Section 16 officers is in compliance with the ownership guidelines.

G.	Hedging and Pledging Policy

Helix considers it inappropriate for any director, officer or employee to enter into speculative transactions in our stock. Therefore, we have a policy that prohibits the purchase or sale of puts, calls or options based on our securities, or the short sale of our securities. Directors, officers and other employees may not purchase our securities on margin. The policy prohibits the hedging of our stock and puts discrete limitations around the ability to pledge Helix stock. Although we acknowledge that corporate executives, much of whose net worth as well as compensation consists of company stock, may prefer to pledge stock as collateral for a loan (as opposed to selling stock to meet cash needs), any significant sale of that collateral into the market may have adverse consequences (at least in the short term) to a company’s stock price. Thus Helix’s policy provides that our directors and officers may only pledge our stock if certain conditions are met, which include both meeting certain quantitative requirements (the pledged stock does not exceed: 25% of the director’s or officer’s total holdings, 2% of Helix’s outstanding securities and 200% of Helix’s average daily trading volume over the three months prior to the transaction), and obtaining Board approval for any specific transaction. The Board may

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COMPENSATION DISCUSSION AND ANALYSIS

consider any factors it deems appropriate and relevant, including whether the indebtedness is non-recourse, whether the director or officer has other assets to satisfy the loan, whether the stock pledged was purchased (as opposed to granted as compensation by Helix), and any mechanisms in the pledge transaction that are in place to avoid undesirable transactions in Helix’s securities.

At this time, there are no outstanding pledges of our stock by our directors or officers.

Conclusion

We believe that our overall executive compensation mix and levels are appropriate and provide a direct link to enhancing shareholder value, achieving our mission and business strategy, and advancing other core principles of our compensation philosophy and objectives, which include attracting, motivating and retaining the key talent needed to ensure Helix’s long-term success.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the above Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board that this Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE:

John V. Lovoi, Chairman

Jan Rask

William L. Transier

James A. Watt

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EXECUTIVE OFFICERS OF HELIX

The executive officers of Helix are as follows:

Name	Age	Position
Owen Kratz	61	President, Chief Executive Officer and Chairman of the Board
Anthony Tripodo	63	Executive Vice President and Chief Financial Officer
Scotty Sparks	42	Executive Vice President and Chief Operating Officer
Alisa B. Johnson	58	Executive Vice President, General Counsel and Corporate Secretary

Owen Kratz is President and Chief Executive Officer of Helix. He was named Executive Chairman in October of 2006 and served in that capacity until February of 2008 when he resumed the position of President and Chief Executive Officer. He was appointed Chairman in May of 1998 and served as Helix’s Chief Executive Officer from April of 1997 until October of 2006. Mr. Kratz served as President from 1993 until February of 1999, and has served as a director of Helix since 1990. He served as Chief Operating Officer from 1990 through 1997. Mr. Kratz joined Helix in 1984 and held various offshore positions, including saturation diving supervisor, and management responsibility for client relations, marketing and estimating. From 1982 to 1983, Mr. Kratz was the owner of an independent marine construction company operating in the Bay of Campeche. Prior to 1982, he was a superintendent for Santa Fe and various international diving companies, and a diver in the North Sea. From February of 2006 to December of 2011, Mr. Kratz was a member of the Board of Directors of Cal Dive International, Inc., a publicly-traded company, which was formerly a subsidiary of Helix. Mr. Kratz has a Bachelor of Science degree from State University of New York (SUNY).

Anthony Tripodo was elected as Executive Vice President and Chief Financial Officer of Helix on June 25, 2008. Mr. Tripodo oversees the finance, treasury, accounting, tax, information technology and corporate planning functions. Mr. Tripodo was elected as a director of Helix in May of 2015, and was also a director of Helix from February of 2003 until June of 2008 when he joined Helix. Prior to joining Helix, Mr. Tripodo was the Executive Vice President and Chief Financial Officer of Tesco Corporation. From 2003 through the end of 2006, he was a Managing Director of Arch Creek Advisors LLC, a Houston based investment banking firm. From 1997 to 2003, Mr. Tripodo was Executive Vice President of Veritas DGC, Inc., an international oilfield service company specializing in geophysical services, including serving as Executive Vice President, Chief Financial Officer and Treasurer of Veritas from 1997 to 2001. Previously, Mr. Tripodo served 16 years in various executive capacities with Baker Hughes, including serving as Chief Financial Officer of both the Baker Performance Chemicals and Baker Oil Tools divisions. Mr. Tripodo also has served as a director of three publicly-traded companies in the oilfield services industry in addition to his current service as a director of Helix. He graduated Summa Cum Laude with a Bachelor of Arts degree from St. Thomas University (Miami).

Scotty Sparks is Executive Vice President and Chief Operating Officer of Helix, having joined Helix in 2001. He served as Executive Vice President – Operations of Helix from May of 2015 until February of 2016. From October of 2012 until May of 2015, he was Vice President – Commercial and Strategic Development of Helix. He has also served in various positions within Helix’s robotics subsidiary, Canyon Offshore, Inc., including as Senior Vice President from 2007 to September of 2012. Mr. Sparks has over 25 years of experience in the subsea industry, including Operations Manager and Vessel Superintendent at Global Marine Systems and BT Marine Systems.

Alisa B. Johnson is Executive Vice President, General Counsel and Corporate Secretary of Helix. She joined Helix in September of 2006 as Senior Vice President, General Counsel and Corporate Secretary of Helix and served in that capacity until November of 2008. Ms. Johnson oversees Helix’s legal, human resources and contracts and insurance functions. Ms. Johnson has been involved with the energy industry for over 25 years. Prior to joining Helix, Ms. Johnson worked for Dynegy Inc. for nine years, at which company she held various legal positions of increasing responsibility, including Senior Vice President and Group General Counsel — Generation. From 1990 to 1997, Ms. Johnson held various legal positions at Destec Energy, Inc. Prior to that Ms. Johnson was in private law practice. Ms. Johnson received her Bachelor of Arts degree Cum Laude from Rice University and her law degree Cum Laude from the University of Houston.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides a summary of the cash and non-cash compensation for the years ended December 31, 2015, 2014 and 2013, for our named executive officers: (1) the Chief Executive Officer and the Chief Financial Officer and (2) other than the Chief Executive Officer and the Chief Financial Officer, each of the three most highly compensated executive officers of Helix during 2015, which includes an executive officer who retired in 2015 and was our only other named executive officer during 2015.

The table may not reflect the actual compensation received by the named executive officers for those periods. For example, amounts recorded in the stock awards column reflect the grant date fair value of the awards at the award date. The actual value of compensation realized by the named executive officer will likely vary from any equity award or cash performance award due to stock price fluctuations and/or forfeitures.

Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Owen Kratz, President and Chief Executive Officer	2015 2014 2013	$700,000 $700,000 $700,000	$-0- $-0- $-0-	$3,447,755 $1,724,614 $1,749,264	$-0- $4,122,024 $4,874,418	$9,938 $9,750 $6,375	$4,157,693 $6,556,388 $7,330,057
Anthony Tripodo, Executive Vice President and Chief Financial Officer	2015 2014 2013	$480,000 $480,000 $480,000	$-0- $-0- $-0-	$1,616,119 $808,415 $874,656	$-0- $2,012,571 $2,174,528	$9,938 $9,750 $6,375	$2,106,057 $3,310,736 $3,535,559
Scotty Sparks, Executive Vice President and Chief Operating Officer	2015	$324,247	$-0-	$269,338	$-0-	$-0-	$ 593,585
Alisa B. Johnson, Executive Vice President, General Counsel and Corporate Secretary	2015 2014 2013	$360,000 $360,000 $360,000	$-0- $-0- $-0-	$1,131,312 $565,860 $612,245	$-0- $1,389,024 $1,525,040	$9,938 $9,750 $6,375	$1,501,250 $2,324,634 $2,503,660
Clifford V. Chamblee, Former Executive Vice President and Chief Operating Officer	2015 2014 2013	$187,219 $396,154 $380,000	$-0- $-0- $-0-	$1,158,245 $579,352 $597,659	$-0- $1,242,300 $1,177,389	$9,938 $9,750 $6,375	$1,355,402 $2,227,556 $2,161,423

(1)	No increases in salaries occurred in 2013. For 2014 only Mr. Chamblee received an increase, which was in the amount of $20,000 and was effective March 1, 2014. For 2015 no salaries were increased except that when Mr. Sparks became an executive officer on May 11, 2015, his salary was increased by $67,000. The numbers reflect these increases pro-rated for the applicable year and the retirement of Mr. Chamblee in May of 2015.

(2)	For 2015 our long-term incentive program was restructured to remove the cash performance award (which constituted 50% of all long-term incentive awards in 2014) and to correspondingly increase restricted stock and PSU awards from 50% to 100%. As such, the apparent increase (doubling) of stock awards from 2014 to 2015 reflects only the restructuring of our long-term incentive program from 50% non-equity incentive plan awards and 50% stock awards to 100% stock awards. The total grant value of long-term incentive awards to our named executive officers did not change from 2014 to 2015.

Our long-term incentive program was structured such that the awarded value of restricted stock and PSUs was identical, based on the quoted closing market price of $21.70 per share of our common stock on December 31, 2014 for awards made in 2015, $23.18 on December 31, 2013 for awards made in 2014 and $20.64 on December 31, 2012 for awards made in 2013. The amounts shown in this column, however, represent the grant date fair value of the restricted stock and PSU awards as calculated in accordance with the provisions of FASB ASC Topic 718 (as opposed to the awarded value of the grant). While the awarded value and the FASB ASC Topic 718 determined value for restricted stock awards are the same, the values for PSU awards are different. See the “Grant of Plan-Based Awards” table below for details of the 2015, 2014 and 2013 stock awards and the related grant date fair value.

No stock options were granted in 2015, 2014 or 2013. The value ultimately realized by each named executive officer may or may not be equal to the FASB ASC Topic 718 determined value.

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(3)	The amounts shown in this column reflect the payments made to each named executive officer (a) under Helix’s short-term incentive (bonus) programs for the applicable performance year that are paid in March of the following year and (b) pursuant to long-term cash performance awards granted under our 2009 Plan or our 2005 Plan.

Because the threshold level of EBITDA was not met to earn a bonus at the entry level, none of our executive officers were paid any short-term incentive (bonus) for 2015. Because the closing price of our stock during the last 20 trading days of 2015 fell below the required percentage of the base stock price for a payout of any long-term cash performance awards (50% for the 2011 award and 75% for the 2013 and 2014 awards), none of our executive officers received a payout from these awards after the 2015 performance year. No long-term cash performance awards were issued in 2015. In January of 2016, each of the named executive officers received the following aggregate amounts in cash from their 2013 PSU awards, which were three-year cliff-vesting: Mr. Kratz, $95,566; Mr. Tripodo, $47,784; Ms. Johnson $33,448; and Mr. Chamblee $25,396.

The short-term incentive (bonus) payments for 2014 were paid in March of 2015 as follows: Mr. Kratz, $1,249,500; Mr. Tripodo, $685,440; Ms. Johnson, $428,400; and Mr. Chamblee, $571,200. In January of 2015, each of the named executive officers received the following aggregate amounts from the vesting of their 2014, 2013, 2012, 2011, 2010 and 2009 long-term cash performance awards: Mr. Kratz, $2,872,524; Mr. Tripodo, $1,327,131; and Ms. Johnson, $960,624. In 2015 Mr. Chamblee received $671,100 from the vesting of his 2014, 2013, 2012 and 2011 grants. In January of 2014, each of the named executive officers received a long-term cash performance award under our 2005 Plan as follows: Mr. Kratz, $1,600,000; Mr. Tripodo, $750,000; Mr. Chamblee, $537,500; and Ms. Johnson, $525,000. These awards vest ratably on an annual basis over a three-year period beginning on the anniversary of the grant date and have a base price of $26.30. In January of 2015, each of the named executive officers received the following aggregate amounts in cash from their 2012 PSU awards, which were three-year cliff-vesting: Mr. Kratz, $2,060,111; Mr. Tripodo, $1,030,056; Ms. Johnson, $721,048; and Mr. Chamblee, $703,861.

The short-term incentive (bonus) payments for 2013 were paid in March of 2014 as follows: Mr. Kratz, $1,354,360; Mr. Tripodo, $580,440; Ms. Johnson, $362,856; and Mr. Chamblee, $556,307. In January of 2014, each of the named executive officers received the following aggregate amounts from the vesting of their 2013, 2012, 2011, 2010 and 2009 long-term cash performance awards: Mr. Kratz, $3,520,058; Mr. Tripodo, $1,594,088; and Ms. Johnson, $1,162,184. In 2014 Mr. Chamblee received $621,082 from the vesting of his 2013, 2012, 2011, 2010 and 2009 grants. In January of 2013, each of the named executive officers received a long-term cash performance award under our 2005 Plan as follows: Mr. Kratz, $1,500,000; Mr. Tripodo, $750,000; Mr. Chamblee, $512,500; and Ms. Johnson, $525,000. These awards vest ratably on an annual basis over a three-year period beginning on the anniversary of the grant date and have a base price of $22.11.

(4)	The amounts in this column consist of matching contributions by Helix through our Employees’ 401(k) Savings Plan. Effective January 1, 2014, Helix matched pursuant to the plan 75% of an employee’s pre-tax contributions up to 5% of the employee’s compensation, subject to contribution limits. In February of 2016, Helix suspended its discretionary matching contributions to our employees’ 401(k) accounts for an indefinite period.

Grant of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards during the fiscal year ended December 31, 2015 to each of our named executive officers:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(4)			All Other Stock Awards: Number of Shares of Stock (Restricted Stock) (5)	Grant Date Fair Value of Stock and Options Awarded(6)
		Threshold(2)	Target or Opportunity	Maximum(3)	Threshold	Target	Maximum
Owen Kratz		$700,000	$1,050,000	$1,400,000
	1/2/2015				36,867	73,733	147,466		$1,847,749
	1/2/2015							73,733	$1,600,006
Anthony Tripodo		$384,000	$576,000	$768,000
	1/2/2015				17,281	34,562	69,124		$866,124
	1/2/2015							34,562	$749,995
Scotty Sparks		$262,500	$350,000	$466,000
	1/2/2015				2,880	5,760	11,520		$144,346
	1/2/2015							5,760	$124,992
Alisa B. Johnson		$270,000	$360,000	$479,000
	1/2/2015				12,097	24,194	48,388		$606,302
	1/2/2015							24,194	$525,010
Clifford V. Chamblee(7)		$320,000	$480,000	$640,000
	1/2/2015				12,385	24,770	49,540		$620,736
	1/2/2015							24,770	$537,509

(1)

The first row of this column shows the amount of cash payable to the named executive officers under our 2015 short-term incentive (bonus) program. For more information regarding our short-term incentive (bonus) programs, including the performance targets used for

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2015, see “Compensation Disclosure and Analysis – Elements of our 2015 Compensation Program – Short-Term Incentive (Bonus) Program.”

(2)	The threshold is the minimum payout for all three years below which no payout would be made should a certain EBITDA target not be achieved.

(3)	The maximum amount payable under our 2015 short-term incentive (bonus) program ranges between 133% and 200% of target.

(4)	The amounts in these columns represent the estimated future amounts payable under the 2015 PSU awards made under the 2005 Plan. The PSU award is subject to a three-year cliff-vesting period. The number of shares received is contingent on Helix’s performance in terms of total shareholder return relative to that of our peer group over that period. The threshold amount represents the amount that would be received if our performance is in the second to the lowest quintile. If our performance is in the lowest quintile, no payout will be received by the named executive officers. For more information regarding the PSU awards, see “Compensation Discussion and Analysis – Elements of our 2015 Compensation Program – 2015 PSU Awards.”

(5)	This column shows the number of time-vested restricted shares granted in 2015 to the named executive officers under the 2005 Plan.

(6)	This column represents the grant date fair value of the time-vested PSU awards and restricted stock awards. Our long-term incentive program was structured such that the awarded value of restricted stock and PSUs was identical, based on the quoted closing market price of $21.70 per share of our common stock on December 31, 2014. The amounts shown in this column, however, represent the grant date fair value of the restricted stock and PSU awards as calculated in accordance with the provisions of FASB ASC Topic 718 (as opposed to the awarded value of the grant). While the awarded value and the FASB ASC Topic 718 determined value for restricted stock awards are the same, the values for PSU awards are different.

(7)	Due to Mr. Chamblee’s retirement in May of 2015, none of his restricted stock awards were earned or paid and only 2,752 of his PSU awards were earned, but none have yet vested.

The following table sets forth certain information with respect to the restricted stock and PSUs granted during or for the fiscal years ended December 31, 2015, 2014 and 2013 to each of our named executive officers:

Name and Principal Position	Grant Date	Approval Date	All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Market Value of Stock Awards(3)
Owen Kratz, President and Chief Executive Officer	1/2/2015 1/2/2015 1/2/2014 1/2/2014 1/2/2013 1/2/2013	12/4/2014 12/4/2014 12/6/2013 12/6/2013 12/6/2012 12/6/2012	73,733(1) 73,733(2) 34,513(1) 34,513(2) 36,337(1) 36,337(2)	$1,847,749 $1,600,006 $ 924,603 $ 800,011 $ 999,268 $ 749,996
Anthony Tripodo, Executive Vice President and Chief Financial Officer	1/2/2015 1/2/2015 1/2/2014 1/2/2014 1/2/2013 1/2/2013	12/4/2014 12/4/2014 12/6/2013 12/6/2013 12/6/2012 12/6/2012	34,562(1) 34,562(2) 16,178(1) 16,178(2) 18,169(1) 18,169(2)	$ 866,124 $ 749,995 $ 433,409 $ 375,006 $ 499,648 $ 375,008
Scotty Sparks, Executive Vice President and Chief Operating Officer	1/2/2015 1/2/2015	12/4/2014 12/4/2014	5,760(1) 5,760(2)	$ 144,346 $ 124,992
Alisa B. Johnson, Executive Vice President, General Counsel and Corporate Secretary	1/2/2015 1/2/2015 1/2/2014 1/2/2014 1/2/2013 1/2/2013	12/4/2014 12/4/2014 12/6/2013 12/6/2013 12/6/2012 12/6/2012	24,194(1) 24,194(2) 11,324(1) 11,324(2) 12,718(1) 12,718(2)	$ 606,302 $ 525,010 $ 303,370 $ 262,490 $ 349,745 $ 262,500
Clifford V. Chamblee, Former Executive Vice President and Chief Operating Officer	1/2/2015 1/2/2015 1/2/2014 1/2/2014 1/2/2013 1/2/2013	12/4/2014 12/4/2014 12/6/2013 12/6/2013 12/6/2012 12/6/2012	24,770(1) 24,770(2) 11,594(1) 11,594(2) 12,415(1) 12,415(2)	$ 620,736 $ 537,509 $ 310,603 $ 268,749 $ 341,413 $ 256,246

(1)	This is the number of PSUs awarded to each named executive officer in 2015, 2014 and 2013. These awards cliff vest after a three-year period and each of the named executive officers has the ability to earn up to 200% of the amount of the award based on Helix’s total shareholder return in comparison to its peer group.

(2)	This is a time-vested restricted stock award. The 2015, 2014 and 2013 awards vest ratably on an annual basis over a three-year period on each anniversary of the grant date.

(3)

Our long-term incentive program was structured such that the awarded value of restricted stock and PSUs was identical, based on the quoted closing market price of $21.70 per share of our common stock on December 31, 2014 for awards made on January 2, 2015, $23.18 on December 31, 2013 for awards made on January 2, 2014 and $20.64 on December 31, 2012 for awards made on January 2, 2013. The amounts shown in this column, however, represent the grant date fair value of the restricted stock and PSU awards as

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calculated in accordance with the provisions of FASB ASC Topic 718 (as opposed to the awarded value of the grant). While the awarded value and the FASB ASC Topic 718 determined value for restricted stock awards are the same, the values for PSU awards are different.

Outstanding Equity Awards as of December 31, 2015

The following table includes certain information with respect to the value as of December 31, 2015 of all unvested restricted stock awards outstanding for each of the named executive officers.

Stock Awards(1)
Name and Principal Position	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested(3)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)(4)
Owen Kratz President and Chief Executive Officer	17,600 (6) 12,113 (8) 23,009(10) 73,733(12)	$92,576 $63,714 $121,027 $387,836	36,337 (7) 34,513 (9) 73,733(11)	$191,133 $181,538 $387,836
Anthony Tripodo Executive Vice President and Chief Financial Officer	11,217 (6) 6,057 (8) 10,786(10) 34,562(12)	$59,001 $31,860 $56,734 $181,796	18,169 (7) 16,178 (9) 34,562(11)	$95,569 $85,096 $181,796
Scotty Sparks Executive Vice President and Chief Operating Officer	5,760(12)	$30,298	5,760(11)	$30,298
Alisa B. Johnson Executive Vice President, General Counsel and Corporate Secretary	7,854 (6) 4,240 (8) 7,550(10) 24,194(12)	$41,312 $22,302 $39,713 $127,260	12,718 (7) 11,324 (9) 24,194(11)	$66,897 $59,564 $127,260
Clifford V. Chamblee Former Executive Vice President and Chief Operating Officer	-0-	$-0-	9,656 (7) 5,153 (9) 2,752(11)	$50,791 $27,105 $14,476

(1)	No options were granted by Helix in 2015 and no options are currently outstanding.

(2)	The numbers in this column represent unvested shares of restricted stock as of December 31, 2015.

(3)	The fair market value is calculated as the product of the closing price on the last business day of 2015, or $5.26 per share, and the number of unvested shares.

(4)	Helix has not paid dividends on its common stock and, as such, no dividends have been made with respect to any outstanding equity awards.

(5)	The numbers in this column represent the amount of the unvested PSU awards as of December 31, 2015.

(6)	Restricted shares granted on January 3, 2011, which vest ratably on an annual basis over a five-year period beginning January 2, 2012.

(7)	PSUs granted on January 2, 2013, which vested on December 31, 2015.

(8)	Restricted shares granted on January 2, 2013, which vest ratably on an annual basis over a three-year period beginning January 2, 2014.

(9)	PSUs granted on January 2, 2014, which vest on December 31, 2016.

(10)	Restricted shares granted on January 2, 2014, which vest ratably on an annual basis over a three-year period beginning January 2, 2015.

(11)	PSUs granted on January 2, 2015, which vest on December 31, 2017.

(12)	Restricted shares granted on January 2, 2015, which vest ratably on an annual basis over a three-year period beginning January 4, 2016.

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Option Exercises and Stock Vested for Fiscal Year 2015

The following table includes certain information with respect to the options exercised by the named executive officers and with respect to restricted stock vesting for such executive officers during the year ended December 31, 2015.

	Option Awards		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Owen Kratz, President and Chief Executive Officer	-0-	$-0-	77,242	$1,674,006
Anthony Tripodo, Executive Vice President and Chief Financial Officer	-0-	$-0-	39,330	$ 852,346
Scotty Sparks Executive Vice President and Chief Operating Officer	-0-	$-0-	1,347	$ 29,176
Alisa B. Johnson, Executive Vice President, General Counsel and Corporate Secretary	-0-	$-0-	28,475	$ 617,089
Clifford V. Chamblee, Former Executive Vice President and Chief Operating Officer	-0-	$-0-	19,751	$ 407,511

All Other Compensation

The following table includes certain information with respect to the other compensation received by the named executive officers during the years ended December 31, 2015, 2014 and 2013.

Name	Year	Helix Contributions to Retirement and 401(k) Plans(1)	Severance Payments/ Accruals	Total
Owen Kratz, President and Chief Executive Officer	2015 2014 2013	$9,938 $9,750 $6,375	$-0- $-0- $-0-	$9,938 $9,750 $6,375
Anthony Tripodo, Executive Vice President and Chief Financial Officer	2015 2014 2013	$9,938 $9,750 $6,375	$-0- $-0- $-0-	$9,938 $9,750 $6,375
Scotty Sparks Executive Vice President and Chief Operating Officer	2015	$-0-	$-0-	$-0-
Alisa B. Johnson, Executive Vice President, General Counsel and Corporate Secretary	2015 2014 2013	$9,938 $9,750 $6,375	$-0- $-0- $-0-	$9,938 $9,750 $6,375
Clifford V. Chamblee, Former Executive Vice President and Chief Operating Officer	2015 2014 2013	$9,938 $9,750 $6,375	$-0- $-0- $-0-	$9,938 $9,750 $6,375

(1)	The amounts in this column consist of matching contributions by Helix through our Employees’ 401(k) Savings Plan. Pursuant to the plan Helix matched 75% (increased from 50% effective January 1, 2014) of the employees’ pre-tax contributions up to 5% of the employees’ compensation subject to contribution limits, which were $9,938 for each of the named executive officers in 2015, $9,750 in 2014 and $6,375 in 2013, except for Mr. Sparks who does not participate in the 401(k) plan. In February of 2016, Helix suspended its discretionary matching contributions to our employees’ 401(k) accounts for an indefinite period.

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Employment Agreements and Change in Control Provisions

Each of our named executive officers has an employment agreement with Helix. Our employment agreements are a component of our overall employment arrangements and as such have the same primary objectives as our compensation program – to be sufficiently competitive to attract and retain executive officers. Payments to be made to any named executive officer under his or her employment agreement as a result of retirement, death, disability, termination for cause, termination by the executive for good reason, involuntary termination by Helix without cause or upon a change in control are based on such named executive officer’s employment agreement. We have historically entered into employment agreements with executive officers contemporaneously with either the executive officer’s initial hiring by us or his or her promotion to an executive officer position.

In order to provide consistency among our executive officers, we generally continue to use the same form of employment agreement for multiple years; however, more recently elected or appointed executive officers such as Mr. Sparks (and before him, Mr. Chamblee) do not have a “gross-up” provision for excise taxes in their employment agreements. The form of employment agreement is reviewed by our management and by the Compensation Committee’s independent compensation consultant to determine whether its provisions are consistent with the employment agreements of our peer group. The form of employment agreement is reviewed and approved by the Compensation Committee both for use as a form, and also with respect to the specific terms applicable to each of our executive officers. Although we believe that each company in our peer group understandably has forms of employment agreements that are different from ours, including with respect to specific severance payment provisions, we believe key employment contract provisions covering our executive officers remain in line with market practice and provide terms designed to attract and retain executive officers.

Pursuant to his employment agreement, Mr. Kratz is entitled to receive a base annual salary, participate in the annual short-term cash incentive (bonus) program, participate in the long-term incentive program and participate in all other employee benefit plans made available to Helix’s executive officers. The other named executive officers’ employment agreements have similar terms involving salary, bonus and benefits (with amounts that vary according to their responsibilities).

The following information and the table below labeled “Potential Payments upon Certain Events Including Termination after a Change in Control” set forth the amount of payments to each of the named executive officers under certain circumstances and describe certain other provisions of their employment agreements. The following assumptions and general principles apply with respect to the following information and table:

•	The amounts shown with respect to any termination assume that the named executive officer was terminated on December 31, 2015. Accordingly, the table reflects amounts payable, some of which are estimates based on available information, to the named executive officer upon the occurrence of a termination after a change in control.

•	Each of the named executive officers is entitled to receive amounts earned prior to his or her termination regardless of the manner in which the named executive officer is terminated. In addition, he or she would be entitled to receive any amounts accrued and vested under our retirement and savings programs. These amounts are not shown in the table or otherwise discussed.

Non-Compete Provision

Each named executive officer’s employment agreement provides, among other things, that during the term of the executive officer’s employment and for a period of one year after the termination of the executive officer’s employment with us for any reason, the executive officer shall not engage in a business which engages in the business of providing offshore energy construction services in the Gulf of Mexico or the oil and gas exploration and production business in the Gulf of Mexico or other fields in which Helix may own an interest. Each executive officer also agrees not to solicit any customers with whom he or she has had contact or any of our employees for a period of one year after the termination of such executive officer’s employment with us for any reason.

Termination for Cause or as a Result of Death, Disability or Retirement

Pursuant to the employment agreements between us and our named executive officers, if an executive officer is terminated by us for cause or the named executive officer resigns without “Good Reason,” as defined in his or her employment agreement, then the executive officer shall have no further rights under such agreement except to receive base salary for periods prior to the termination and any unpaid cash bonus earned for the prior year. In the

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event of termination due to the death, disability or retirement of such executive officer, we are obligated to pay to the executive officer’s estate, or other designated party, the executive officer’s salary through the date of such termination plus any unpaid cash bonus earned for the previous year and the cash bonus earned for the year of termination shall be paid in an amount equal to a prorated portion of the bonus for the period prior to the date of termination. Any prorated bonus will be paid on the same date as the bonus is paid to the other participants (but no later than March 15 of the following year). In the event a named executive officer becomes disabled, such executive officer shall remain eligible to receive the compensation and benefits set forth in his or her employment agreement until his or her termination (a period of at least six months and up to twelve months).

Termination by the Executive Officer

In the event a named executive officer terminates his or her employment without “Good Reason,” upon 30 days’ written notice, pursuant to his or her employment agreement the named executive officer will remain our employee for 30 days and will remain subject to, and receive the benefit of, the employment agreement during that time. In the event the named executive officer terminates his or her employment with “Good Reason,” then the named executive officer is entitled to receive an amount equal to the factor set forth below times the named executive officer’s base salary for the year in which the termination occurs. With respect to each named executive officer other than Mr. Tripodo, all equity-based incentive awards that would have vested in accordance with their terms within 12 months of the termination automatically vest. Mr. Tripodo is not entitled to any additional vesting of his equity-based incentive awards.

The named executive officer also is entitled to receive any unpaid cash bonus for the preceding year, paid on the same date as the bonus is paid to the other participants (but no later than March 15 of the year of termination), and the full amount of his or her target bonus for the year of the termination to be paid at the same time bonuses are paid to the other participants (but no later than March 15 of the following year). The salary multiple for each named executive officer is set forth below:

• Owen Kratz	2 times

• Anthony Tripodo	2 times

• Scotty Sparks	1 times

• Alisa B. Johnson	1 times

Involuntary Termination by Helix

In the event we terminate the employment of a named executive officer for any other reason (other than for “Good Cause” or upon the death, disability or retirement of the named executive officer), then pursuant to his or her employment agreement the named executive officer is entitled to receive an amount equal to the factor set forth below times the named executive officer’s base salary for the year in which the termination occurs. With respect to each named executive officer other than Mr. Tripodo, all equity-based incentive awards that would have vested in accordance with its terms within 12 months of the termination automatically vest. Mr. Tripodo is not entitled to any additional vesting of his equity-based incentive awards. The named executive officer also is entitled to receive any unpaid cash bonus for the preceding year, paid no later than March 15 of the year of termination, and the full amount of his or her target bonus for the year of the termination to be paid at the same time bonuses are paid to the other participants, but no later than March 15 of the following year. The salary multiple for each named executive officer is set forth below:

• Owen Kratz	2 times

• Anthony Tripodo	2 times

• Scotty Sparks	1 times

• Alisa B. Johnson	1 times

In addition, in the event of the termination of any named executive officer for any reason, including involuntary termination, the Compensation Committee has the discretion to determine the amount and timing of any severance payments and benefits that will be offered to the named executive officer. In making such determination, the Compensation Committee takes into consideration the terms of the employment agreement of the named executive officer. The determination has historically been based in part on the named executive officer’s rights under his or her employment agreement as well as any other factors the Compensation Committee deems to be relevant. Moreover, such determination would depend on a variety of circumstances and factors that cannot be anticipated.

The Compensation Committee has been deliberative in the evaluation and determination of severance benefits currently included in the named executive officers’ employment agreements and any deviation therefrom are intended to be rare.

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Change in Control Provision

With respect to each named executive officer except Mr. Tripodo, pursuant to the terms of his or her employment agreement, if a named executive officer terminates his or her employment for “Good Reason” or is terminated by us without “Cause” within a two-year period following a “Change in Control,” (1) the executive officer is entitled to receive a lump sum payment in an amount equal to the multiple set forth below times such executive officer’s aggregate annual cash compensation (defined as his or her current salary plus cash bonus target), (2) all restricted stock and other equity-based awards held by the executive officer under the 2005 Plan (and its predecessor, the 1995 Plan) and the 2009 Plan, would immediately vest, and (3) the executive officer is entitled to receive a lump sum payment equal to the cost of continuation of health coverage under COBRA for 18 months. For Messrs. Kratz and Tripodo and Ms. Johnson, the agreements provide that if any payment to the named executive officer is subject to any excise tax under Internal Revenue Code Section 4999, a “gross-up” payment would be made to place the executive officer in the same net after-tax position as would have been the case if no excise tax had been payable. The agreement for Mr. Sparks does not contain any “gross-up” protections with respect to excise tax. Mr. Tripodo would receive the same benefits described above upon a “Change in Control” whether or not his employment is terminated.

• Owen Kratz	2.99 times

• Anthony Tripodo	2 times

• Scotty Sparks	2 times

• Alisa B. Johnson	2 times

For purposes of the employment agreements, “Change in Control” is defined as one person or group acquiring stock that gives such person or group control of more than 50% of the value or voting power of Helix, during any 12-month period any person or group obtaining 45% or more of the voting power of Helix, or a majority of the Board being replaced by persons not endorsed by a majority of the existing Board, or a change in ownership of a substantial portion of the assets of Helix. “Cause” means embezzlement or theft, breach of a material provision of the employment agreement, any act constituting a felony or otherwise involving theft, fraud, gross dishonesty or moral turpitude, negligence or willful misconduct, any breach of the executive officer’s fiduciary obligations, a material violation of our policies or procedures or any chemical dependence which adversely affects the performance of the executive officer. “Good Reason” means the material diminution of the executive officer’s base salary, material diminution of his or her authority, duties or responsibilities, a material change in the executive officer’s reporting relationship, a material change in the geographic location at which the executive officer must perform his or her duties, or any action that would constitute a material breach of the employment agreement by Helix.

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Potential Payments upon Certain Events Including Termination after a Change in Control

The named executive officers would have been eligible to receive the payments set forth below if (a) their employment had been terminated as of December 31,

2015 for reasons other than a Change in Control or (b) a Change in Control had occurred within three months of the end of 2015.

		O. Kratz		A. Tripodo		S. Sparks		A. Johnson
Normal and Early Retirement
2015 annual cash incentive compensation	$	-0-	$	-0-	$	-0-	$	-0-

Total	$	-0-	$	-0-	$	-0-	$	-0-

Death
2015 annual cash incentive compensation	$	-0-	$	-0-	$	-0-	$	-0-

Total	$	-0-	$	-0-	$	-0-	$	-0-

Disability(1)
2015 annual cash incentive compensation	$	-0-	$	-0-	$	-0-	$	-0-

Total	$	-0-	$	-0-	$	-0-	$	-0-

Termination for Cause or Resignation without Good Reason
Amount Received	$	-0-	$	-0-	$	-0-	$	-0-

Total	$	-0-	$	-0-	$	-0-	$	-0-

Involuntary Termination without Cause
2015 annual cash incentive compensation	$	-0-	$	-0-	$	-0-	$	-0-
Multiple of base salary		1,400,000		960,000		350,000		360,000
Accelerated vesting of restricted stock(2)		1,674,006		-0-		29,176		617,089
Accelerated Cash Performance Award(3)		-0-		-0-		-0-		-0-
Accelerated PSU Award(3)		95,566		-0-		-0-		33,448

Total	$	3,169,572	$	960,000	$	379,176	$	1,010,537

Termination by Executive for Good Reason
2015 annual cash incentive compensation	$	-0-	$	-0-	$	-0-	$	-0-
Multiple of base salary		1,400,000		960,000		350,000		360,000
Accelerated vesting of restricted stock(2)		1,674,006		-0-		29,176		617,089
Accelerated Cash Performance Award(3)		-0-		-0-		-0-		-0-
Accelerated PSU Award(3)		95,566		-0-		-0-		33,448

Total	$	3,169,572	$	960,000	$	379,176	$	1,010,537

		O. Kratz		A. Tripodo		S. Sparks		A. Johnson
Change in Control
Cash severance payment	$	-0-	$	2,112,000	$	-0-	$	-0-
Accelerated vesting of restricted stock(4)		665,153		329,392		30,298		230,588
Accelerated Cash Performance Award(5)		-0-		-0-		-0-		-0-
Accelerated PSU Award(6)		185,275		90,089		-0-		62,870
COBRA Coverage		-0-		20,835		-0-		-0-
Excise tax gross-up		-0-		-0-		-0-		-0-

Total	$	850,428	$	2,552,316	$	30,298	$	293,458

Change in Control with Involuntary Termination without Cause or by Executive for Good Reason
Cash severance payment	$	5,232,500	$	2,112,000	$	1,400,000	$	1,440,000
Accelerated vesting of restricted stock(4)		665,153		329,392		30,298		230,588
Accelerated Cash Performance Award(5)		-0-		-0-		-0-		-0-
Accelerated PSU Award(6)		185,275		90,089		-0-		62,870
COBRA Coverage		17,002		20,835		28,828		25,192
Excise tax gross-up		-0-		-0-		-0-		-0-

Total	$	6,099,930	$	2,552,316	$	1,459,126	$	1,758,650

(1)	Named executive officers would continue to earn their base salary plus receive benefits for six months after becoming disabled prior to being terminated. Assuming notice of termination occurred on December 31, 2015, the named executive officer would have already received his or her base salary for such period.

46    HELIX ENERGY SOLUTIONS GROUP, INC.  |  2016 Proxy Statement

EXECUTIVE COMPENSATION

(2)	Upon an involuntary termination without Cause or a termination by the executive for Good Reason, each named executive officer other than Mr. Tripodo is entitled to the portion of his or her restricted stock that would vest within one year from the date of termination. These amounts are based upon the closing price of our common stock on December 31, 2015, equal to $5.26 per share.

(3)	Upon an involuntary termination without Cause or a termination by the executive for Good Reason, each named executive officer other than Mr. Tripodo is entitled to the portion of his or her Cash Performance Award and PSU Award that would vest within one year from the date of termination calculated using the average of the closing price of Helix’s common stock for the 20 days prior to the occurrence of the termination (30 days with respect to the 2009 award).

(4)	These amounts are based upon the closing price of our common stock on December 31, 2015, equal to $5.26 per share.

(5)	The Cash Performance Award agreement provides for vesting of 100% of the award (or remaining portion thereof) upon the occurrence of a Change in Control calculated using the average of the closing price of our common stock for the 20 days prior to the occurrence of the Change in Control (30 days with respect to the 2009 award).

(6)	The PSU Award agreement provides for vesting of 100% of the award upon the occurrence of a Change in Control based on the total shareholder return calculation of Helix and our peer group. Helix’s stock performance was in the highest quintile at the end of 2013, in the second-lowest quintile at the end of 2014 and in the second-lowest quintile at the end of 2015; accordingly, the PSUs issued for such years would have been issued at 200%, 50% and 50% of the award, respectively.

HELIX ENERGY SOLUTIONS GROUP, INC.  |  2016 Proxy Statement    47

PROPOSAL 3: APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE 2015

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Helix is seeking a shareholder vote, on a non-binding advisory basis, on the 2015 compensation of our named executive officers (commonly referred to as “say-on-pay”). As described in detail under “Compensation Discussion and Analysis,” our compensation programs are designed to achieve Helix’s goal of attracting, retaining and motivating executive officers who can develop and execute our business strategy in a way that maximizes value for our shareholders through a range of business cycles, and to align the compensation of our executive officers during the full range of those cycles. Shareholders are encouraged to read the “Compensation Discussion and Analysis,” the accompanying compensation tables and the related narrative disclosure to better understand the compensation of our named executive officers. In deciding how to vote on this proposal, the Board urges you to consider the following factors, which are more fully described in the “Compensation Discussion and Analysis.”

•	Over the last several years, we have implemented executive compensation and corporate governance modifications to more closely align our executives with our shareholders;
•	Our compensation programs for our named executive officers contain a large component of at-risk compensation;
•	2015 was a challenging year for our industry and our company, in terms of EBITDA and our share price; and
•	2015 compensation for our executive officers demonstrates that compensation, other than salary, was reflective of this: no bonus was earned, and the amount our long-term incentive awards paid out at the end of 2015 was a fraction of the award value on the grant date (PSUs paid out at 13% of original award values, no long-term cash performance awards were paid out at all, and restricted stock that vested ranged between 23% and 43% of grant date value).

This vote is non-binding. The Compensation Committee, however, will review the voting results and take them into consideration when making future compensation decisions for our named executive officers.

Board of Directors Recommendation

The Board recommends that you vote “FOR” the approval, on a non-binding advisory basis, of the following resolution:

RESOLVED, that the shareholders approve, on a non-binding advisory basis, the 2015 compensation of Helix’s named executive officers as disclosed in the Compensation Discussion and Analysis section, the accompanying compensation tables and the related narrative disclosure in this proxy statement.

Vote Required

The vote on our executive compensation is advisory and non-binding. However, the Board will consider shareholders to have approved our named executive officers’ compensation if the proposal receives the affirmative “FOR” vote of a majority of the shares of common stock present in person or by proxy at the Annual Meeting and entitled to vote on the proposal.

48    HELIX ENERGY SOLUTIONS GROUP, INC.  |  2016 Proxy Statement

SHARE OWNERSHIP INFORMATION

Five Percent Owners

The following table sets forth information as to all persons or entities known by us to have beneficial ownership, as of March 14, 2016, of more than five percent of the outstanding shares of our common stock, other than Mr. Kratz’s beneficial ownership, which is set forth below in “Management Shareholdings.” As of March 14, 2016, 107,517,220 shares of our common stock were outstanding. The information set forth below has been determined in accordance with Rule 13d-3 under the Exchange Act on the basis of the most recent information filed with the SEC and furnished to us by the person listed. To our knowledge, except as otherwise indicated below, all shares shown as beneficially owned are held with sole voting power and sole dispositive power.

Name and Address	Shares Beneficially Owned	Percent of Common Shares
BlackRock, Inc.	9,760,870(1)	9.1%
55 East 52nd Street New York, New York 10022
Dimensional Fund Advisors LP	8,071,315(2)	7.5%
Building One 6300 Bee Cave Road Austin, Texas 78746
The Vanguard Group	7,343,181(3)	6.8%
100 Vanguard Blvd. Malvern, Pennsylvania 19355
Millennium Management LLC	6,727,155(4)	6.3%
666 Fifth Avenue New York, New York 10103

(1)	Based solely on Amendment No. 7 to Schedule 13G filed with the SEC by BlackRock, Inc. on January 22, 2016. BlackRock has the sole power to vote 9,519,340 shares of common stock beneficially owned by it and the sole power to dispose of 9,760,870 shares of common stock beneficially owned by it.

(2)	Based solely on Amendment No. 4 to Schedule 13G filed with the SEC by Dimensional Fund Advisors LP on February 9, 2016. Dimensional Fund Advisors LP, an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-advisor to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an advisor or sub-advisor to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities of Helix that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of Helix held by the Funds. Dimensional has the sole power to vote 8,021,755 shares of common stock beneficially owned by it and the sole power to dispose of 8,071,315 shares of common stock beneficially owned by it. However, all securities reported in the Schedule 13G are owned by the Funds. Dimensional disclaims beneficial ownership of those securities.

(3)	Based solely on Amendment No. 3 to Schedule 13G filed with the SEC by The Vanguard Group on February 10, 2016. The Vanguard Group has the sole power to vote 132,102 shares of common stock beneficially owned by it, sole power to dispose of 7,210,200 shares of common stock beneficially owned by it, and shared power to dispose of 132,981 shares of common stock beneficially owned by it.

(4)	Based solely on a Schedule 13G filed on January 12, 2016 with the SEC by Millennium Management LLC and Israel Englander together with certain of their affiliates. Millennium Management and Mr. Englander are deemed to have beneficial ownership of 6,727,155 shares of common stock based on their shared power to vote and shared power to dispose of those shares.

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SHARE OWNERSHIP INFORMATION

Management Shareholdings

The following table shows the number of shares of common stock beneficially owned as of March 14, 2016, the record date for the Annual Meeting, by our directors and named executive officers, and all directors and named executive officers as a group.

The number of shares beneficially owned by each director or named executive officer is determined by the rules of the SEC, and the information does not necessarily indicate beneficial ownership for any other purpose.

Under such rules, beneficial ownership includes any shares over which the person or entity has sole or shared voting power or investment power regardless of economic interest, and also any shares that the person or entity can acquire within 60 days of March 14, 2016 through the exercise of stock options or other rights. The inclusion in the table below of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. As of March 14, 2016, 107,517,220 shares of our common stock were outstanding. The address of all executive officers and directors is in care of Helix Energy Solutions Group, Inc., 3505 West Sam Houston Parkway North, Suite 400, Houston, Texas 77043.

Name of Beneficial Owner (1)(2)	Amount of Beneficial Ownership(3)	Of Shares Beneficially Owned, Amount that may be Acquired Within 60 Days by Option Exercise	Percentage of Common Stock Outstanding
Owen Kratz (4)	6,690,526	-0-	6.22%
Anthony Tripodo (5)	309,360	-0-	*
Scotty Sparks (6)	110,587	-0-	*
Alisa B. Johnson (7)	217,658	-0-	*
John V. Lovoi (8)	128,402	-0-	*
T. William Porter (9)	112,519	-0-	*
Nancy K. Quinn (10)	104,045	-0-	*
Jan Rask (11)	84,618	-0-	*
William L. Transier (12)	123,159	-0-	*
James A. Watt (13)	136,865	-0-	*
All executive officers and directors as a group (10 persons)	8,017,739	-0-	7.46%

*Indicates ownership of less than 1% of the outstanding shares of our common stock.

(1)	The persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them except as may be otherwise indicated in a footnote.

(2)	Mr. Chamblee is not included in this table as he retired from Helix in May of 2015 and, after that date, was no longer required to file with the SEC the amount of his ownership of our common stock.

(3)	Amounts include the shares shown in the adjacent column, which are not currently outstanding but are deemed beneficially owned because of the right to acquire them pursuant to options exercisable within 60 days of March 14, 2016 (i.e., on or before May 13, 2016).

(4)	Mr. Kratz disclaims beneficial ownership of 1,000,000 shares included in the above table, which are held by Joss Investments Limited Partnership, an entity of which he is a General Partner. Amount includes 364,844 shares of unvested restricted stock over which Mr. Kratz has voting power.

(5)	Amount includes 171,021 shares of unvested restricted stock over which Mr. Tripodo has voting power.

(6)	Amount includes 102,186 shares of unvested restricted stock over which Mr. Sparks has voting power.

(7)	Amount includes 119,715 shares of unvested restricted stock over which Ms. Johnson has voting power.

(8)	Amount includes 57,992 shares of unvested restricted stock over which Mr. Lovoi has voting power.

(9)	Amount includes 39,608 shares of unvested restricted stock over which Mr. Porter has voting power.

(10)	Amount includes 39,608 shares of unvested restricted stock over which Ms. Quinn has voting power.

(11)	Amount includes 54,075 shares of unvested restricted stock over which Mr. Rask has voting power.

(12)	Amount includes 52,386 shares of unvested restricted stock over which Mr. Transier has voting power.

(13)	Amount includes 39,608 shares of unvested restricted stock over which Mr. Watt has voting power.

50    HELIX ENERGY SOLUTIONS GROUP, INC.  |  2016 Proxy Statement

SHARE OWNERSHIP INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

The Exchange Act requires our directors, executive officers and persons who own more than 10% of a registered class of our equity securities, or “reporting persons,” to file with the SEC initial reports of ownership and to report changes in ownership of our common stock. Reporting persons are required by SEC regulations to furnish Helix with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of these reports furnished to us, we believe that all reports required to be filed by reporting persons pursuant to Section 16(a) of the Exchange Act were filed for the year ended December 31, 2015 on a timely basis.

EQUITY COMPENSATION PLAN INFORMATION

The table below provides information relating to Helix’s equity compensation plans as of December 31, 2015.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Compensation Plans
Equity compensation plans approved by security holders(1)	199,806(3)	-0-	6,882,546(4)
Equity compensation plans not approved by security holders(2)	-0-	-0-	-0-
Total	199,806	-0-	6,882,546

(1)	The 2005 Plan, as amended and restated in May of 2012, provides that Helix may grant up to 10,300,000 shares of our common stock in the form of options to purchase up to 2,000,000 shares of common stock and up to 8,300,000 shares of restricted stock or restricted stock units subject to the plan’s terms and conditions. In May of 2012, the shareholders also approved the Helix Energy Solutions Group, Inc. Employee Stock Purchase Plan (the “ESPP”) that authorized the issuance of 1,500,000 shares subject to the terms and conditions of the ESPP.

(2)	The 1995 Plan was approved in 1995 at a meeting of the Compensation Committee. Under the 1995 Plan, a maximum of 10% of the total shares of our common stock issued and outstanding could be granted to key executives and selected employees and non-employee members of the Board in the form of stock options, stock appreciation rights or stock awards. Following the approval by shareholders of the 2005 Plan in May of 2005, no further grants have been or will be made under the 1995 Plan.

(3)	Based on share price calculated as of December 31, 2015, represents the number of shares that would have been issued on that date, had a vesting occurred on that date, in respect of the 399,611 PSUs granted in 2015, 2014 and 2013 that were outstanding on that date. As of December 31, 2015, the total number of full value awards outstanding under the 2005 Plan was 1,060,735, consisting of 661,124 restricted shares and the 399,611 PSUs. Subsequent to December 31, 2015, 76,880 PSUs vested and were paid in cash, which would have reduced this number by 38,440 to 161,366.

(4)	As of December 31, 2015, 4,025,356 shares of restricted stock and options to purchase up to 2,000,000 shares of common stock were available for future issuance under the 2005 Plan, and 857,196 shares were available under the ESPP. Shares purchased on December 31, 2015 by participating employees under the ESPP, but not issued until January of 2015, are treated as issued shares for purposes of this table and therefore are not included in any amounts in the table.

OTHER INFORMATION

Expenses of Solicitation

The cost of this proxy solicitation will be borne by Helix. It is expected that the solicitation will be primarily by mail, telephone and facsimile. We have arranged for Okapi Partners, LLC, 1212 Avenue of the Americas, 24th Floor, New York, New York 10036, to solicit proxies for a fee of $8,000 plus out-of-pocket expenses. Proxies may also be solicited personally by directors, officers and other employees of Helix in the ordinary course of business and at nominal cost. Proxy materials will be provided for distribution through brokers, custodians, and other nominees or fiduciaries to owners of our common stock. We expect to reimburse those parties for their reasonable out-of-pocket expenses incurred in connection therewith.

HELIX ENERGY SOLUTIONS GROUP, INC.  |  2016 Proxy Statement    51

OTHER INFORMATION

Proposals and Director Nominations for 2017 Shareholders Meeting

In order for a shareholder proposal (other than for the nomination of directors) to be considered for inclusion in our proxy statement for the 2017 Annual Meeting of Shareholders, the written proposal must be received by our Corporate Secretary at the address of our corporate office set forth below no later than November 28, 2016. The proposal must comply with SEC regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials. The persons designated in the proxy card will be granted discretionary authority with respect to any shareholder proposal not submitted to us timely.

With respect to shareholder nominations of directors, a shareholder may propose director candidates for consideration by the Corporate Governance and Nominating Committee of the Board. Any recommendations should include the nominee’s name and qualifications for Board membership and should be directed to our Corporate Secretary at the address of our corporate office set forth below. In addition, our By-laws permit shareholders to propose business to be considered and to nominate directors for election by the shareholders.

To propose business to be considered or to nominate a director, the shareholder must deliver a notice to the Corporate Secretary setting forth the business or the name of the nominee and all information required to be disclosed in solicitations of proxies or otherwise required pursuant to Regulation 14A under the Exchange Act together with the person’s written consent to serve as a director if elected. The shareholder providing the proposal or nomination must provide his or her name and address and the class and number of voting securities held by him or her. The shareholder must be a shareholder of record on the day the nomination notice is delivered to us and be eligible to vote for the election of directors at the Annual Meeting of Shareholders. In addition, the shareholder must give timely notice to our Corporate Secretary no later than February 11, 2017. A copy of the By-laws is available from our Corporate Secretary.

All submissions to, or requests from, the Corporate Secretary should be addressed to our corporate office at 3505 West Sam Houston Parkway North, Suite 400, Houston, Texas 77043.

Other

Some broker, bank and other nominee record holders of our stock may be participating in the practice of “householding.” This means that only one copy of our 2015 Annual Report to Shareholders and this proxy statement will be sent to shareholders who share the same last name and address. Householding is designed to reduce duplicate mailings and to save printing and postage costs. If you receive a household mailing this year and would like to receive additional copies of our 2015 Annual Report to Shareholders or this proxy statement, please submit your request in writing to the address set forth below.

Our 2015 Annual Report to Shareholders (which includes our Annual Report on Form 10-K and financial statements) is available to shareholders of record as of March 14, 2016, together with this proxy statement.

WE WILL FURNISH TO SHAREHOLDERS WITHOUT CHARGE A COPY OF OUR ANNUAL REPORT (INCLUDING THE ANNUAL REPORT ON FORM 10-K) FOR THE FISCAL YEAR ENDED DECEMBER 31, 2015, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, UPON RECEIPT OF WRITTEN REQUEST ADDRESSED TO: CORPORATE SECRETARY, HELIX ENERGY SOLUTIONS GROUP, INC., 3505 WEST SAM HOUSTON PARKWAY NORTH, SUITE 400, HOUSTON, TEXAS 77043 OR BY CALLING 888.345.2347 AND ASKING FOR THE CORPORATE SECRETARY.

The Board knows of no other matters to be presented at the Annual Meeting. If any other business properly comes before the Annual Meeting or any adjournment thereof, the proxies will vote on that business in accordance with their best judgment.

By Order of the Board of Directors,

Alisa B. Johnson
Executive Vice President, General Counsel and Corporate Secretary
Helix Energy Solutions Group, Inc.

52    HELIX ENERGY SOLUTIONS GROUP, INC.  |  2016 Proxy Statement

HELIX
ENERGY SOLUTIONS

Helix Energy Solutions Group, Inc.
3505 West Sam Houston Pkwy North, Suite 400
Houston, TX 77043

www.Helixesg.com

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named

proxies to vote your shares in the same manner as if

you marked, signed and returned your proxy card.

INTERNET/MOBILE – www.proxypush.com/hlx Use the Internet to vote your proxy until 12:00 noon (Central Daylight Time) on May 11, 2016.

PHONE – 866.883.3382 Use a touch-tone telephone to vote your proxy until 12:00 noon (Central Daylight Time) on May 11, 2016.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

  Please detach here

The Board of Directors Recommends a Vote FOR Proposals 1, 2 and 3.

1.	To elect three “Class I” directors of the Company with terms expiring in 2019:	01. Owen Kratz 02. John V. Lovoi 03. Jan Rask	☐	FOR all “Class I” nominees (except as indicated below)		☐	WITHHOLD AUTHORITY from ALL nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year 2016.			☐ For	☐	Against	☐	Abstain

3.	Approval, on a non-binding advisory basis, of the 2015 compensation of our named executive officers.			☐ For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THE PROXY BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE CLASS I DIRECTORS INDICATED IN PROPOSAL 1, FOR PROPOSALS 2 AND 3, AND IN THE PROXY HOLDER’S DISCRETION ON ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT THEREOF. ABSTENTIONS WILL BE COUNTED TOWARD THE EXISTENCE OF A QUORUM.

Address Change? Mark box, sign, and indicate changes below: ☐				Date

Signature(s) in Box

Please sign exactly as the name appears on this proxy. When shares are held by joint tenants, both should sign. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporation name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

HELIX ENERGY SOLUTIONS GROUP, INC.

ANNUAL MEETING OF SHAREHOLDERS

MAY 12, 2016

3505 West Sam Houston Parkway North

Suite 400

Houston, Texas 77043

Helix Energy Solutions Group, Inc. 3505 West Sam Houston Parkway North, Suite 400 Houston, Texas 77043	proxy

This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting on May 12, 2016.

The undersigned, having duly received the Notice of Annual Meeting of Shareholders and the Proxy Statement, dated March 28, 2016, hereby appoints Alisa B. Johnson and Kenneth E. Neikirk as Proxies (each with the power to act alone and with the power of substitution and revocation) to represent the undersigned and to vote, as designated below, all shares of Helix Energy Solutions Group, Inc. common stock held of record by the undersigned on March 14, 2016 at the 2016 Annual Meeting of Stockholders to be held on May 12, 2016 at 10:00 a.m. at Helix’s corporate office, 3505 West Sam Houston Parkway North, Suite 400, Houston, Texas 77043, and any adjournments thereof.

See reverse for voting instructions.